Exhibit 10.1

CREDIT AGREEMENT

Dated as of July 29, 2025

among

TRANSCAT, INC.,

as the Borrower,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME,

MANUFACTURERS AND TRADERS TRUST COMPANY,
as the Administrative Agent, Swingline Lender, and L/C Issuer,

MANUFACTURERS AND TRADERS TRUST COMPANY

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers,

MANUFACTURERS AND TRADERS TRUST COMPANY,

as Documentation Agent,

and

THE LENDERS PARTY HERETO FROM TIME TO TIME

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS         1

1.01         Defined Terms.         1

1.02         Other Interpretive Provisions.         41

1.03         Accounting Terms.         41

1.04         Rounding.         42

1.05         Times of Day.         42

1.06         Letter of Credit Amounts.         42

1.07         UCC Terms.         42

1.08         Rates.         43

1.09         Divisions.         43

1.10         Currency Equivalents.         43

1.11         Disclosure Regarding SOFR.         44

ARTICLE II COMMITMENTS AND CREDIT EXTENSIONS         44

2.01         Loans.         44

2.02         Borrowings, Conversions and Continuations of Loans.         44

2.03         Letters of Credit.         45

2.04         Swingline Loans.         53

2.05         Prepayments.         56

2.06         Termination or Reduction of Commitments.         58

2.07         Repayment of Loans.         58

2.08         Interest and Default Rate.         59

2.09         Fees.         59

2.10         Computation of Interest and Fees.         60

2.11         Evidence of Debt.         60

2.12         Payments Generally; Administrative Agent’s Clawback.         61

2.13         Sharing of Payments by Lenders.         63

2.14         Cash Collateral.         64

2.15         Defaulting Lenders.         65

2.16         SOFR Conforming Changes.         67

2.17         Incremental Facility.         67

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY         69

3.01         Taxes.         69

3.02         Illegality.         73

3.03         Inability to Determine Rates.         73

3.04         Increased Costs.         75

3.05         Compensation for Losses.         76

3.06         Mitigation Obligations; Replacement of Lenders.         77

3.07         Survival.         77

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS         77

4.01         Conditions of Initial Credit Extension.         77

4.02         Conditions to All Credit Extensions.         81

ARTICLE V REPRESENTATIONS AND WARRANTIES         81

5.01         Existence, Qualification and Power.         81

5.02         Authorization; No Contravention.         82

5.03         Governmental Authorization; Other Consents.         82

5.04         Binding Effect.         82

5.05         Financial Statements; No Material Adverse Effect.         82

5.06         Litigation.         83

5.07         No Default or Event of Default.         83

5.08         Ownership and Operation of Property.         83

5.09         Environmental Compliance.         83

5.10         Insurance.         84

5.11         Taxes.         84

5.12         ERISA Compliance.         84

5.13         Margin Regulations; Investment Company Act.         86

5.14         Disclosure.         86

5.15         Compliance with Laws.         86

5.16         Solvency.         86

5.17         [Reserved].         86

5.18         Sanctions Concerns and Anti-Corruption Laws.         86

5.19         Responsible Officers.         87

5.20         Subsidiaries; Equity Interests; Loan Parties.         87

5.21         Collateral Representations.         87

5.22         [Reserved].         89

5.23         Intellectual Property; Licenses, Etc.         89

5.24         Labor Matters.         89

5.25         [Reserved].         89

5.26         Licenses and Permits.         89

5.27         No Burdensome Restrictions.         90

5.28         [Reserved].         90

5.29         Affected Financial Institutions.         90

5.30         Outbound Investment Rules.         90

ARTICLE VI AFFIRMATIVE COVENANTS         90

6.01         Financial Statements.         90

6.02         Certificates; Other Information.         91

6.03         Payment of Fees.         94

6.04         Conduct of Business and Maintenance of Existence and Assets.         95

6.05         Violations.         95

6.06         [Reserved].         95

6.07         Execution of Supplemental Instruments.         95

6.08         Payment of Indebtedness.         95

6.09         Standards of Financial Statements; Books and Records.         95

6.10         Federal Securities Laws.         96

6.11         Inspection Rights.         96

6.12         Anti-Corruption Laws and Sanctions.         96

6.13         Depository Banks.         97

6.14         Landlord Waivers.         97

6.15         Use of Proceeds.         97

6.16         Material Contracts.         98

6.17         Covenant to Guarantee Obligations.         98

6.18         Covenant to Give Security.         98

6.19         Further Assurances; Post Closing Covenants.         99

6.20         [Reserved].         99

6.21         Environmental Matters.         99

6.22         Insurance.         101

6.23         Taxes.         101

6.24         Membership/Partnership Interest.         102

6.25         Compliance with ERISA.         102

ARTICLE VII NEGATIVE COVENANTS         103

7.01         Liens.         103

7.02         Indebtedness.         103

7.03         Investments.         105

7.04         Fundamental Changes.         106

7.05         Dispositions.         106

7.06         Restricted Payments.         107

7.07         [Reserved].         108

7.08         Transactions with Affiliates.         108

7.09         Burdensome Agreements.         108

7.10         Fiscal Year.         109

7.11         Financial Covenants.         109

7.12         Loans.         109

7.13         Outbound Investment Rules.         110

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES         110

8.01         Events of Default.         110

8.02         Remedies upon Event of Default.         112

8.03         Application of Funds.         113

ARTICLE IX ADMINISTRATIVE AGENT         114

9.01         Appointment and Authority.         114

9.02         Rights as a Lender.         115

9.03         Exculpatory Provisions.         115

9.04         Reliance by Administrative Agent.         116

9.05         Delegation of Duties.         116

9.06         Resignation of Administrative Agent.         117

9.07         Non-Reliance on Administrative Agent and Other Lenders.         118

9.08         No Other Duties, Etc.         118

9.09         Administrative Agent May File Proofs of Claim; Credit Bidding.         118

9.10         Collateral and Guaranty Matters.         120

9.11         Secured Cash Management Agreements and Secured Hedge Agreements.         120

9.12         No Reliance on Administrative Agent’s Customer Identification Program.         121

9.13         Erroneous Payments.         121

9.14         Certain ERISA Matters.         124

ARTICLE X CONTINUING GUARANTY         125

10.01         Guaranty.         125

10.02         Rights of Lenders.         125

10.03         Certain Waivers.         126

10.04         Obligations Independent.         126

10.05         Subrogation.         126

10.06         Termination; Reinstatement.         126

10.07         Stay of Acceleration.         127

10.08         Condition of the Borrower.         127

10.09         Appointment of the Borrower.         127

10.10         Right of Contribution.         127

10.11         Keepwell.         127

ARTICLE XI MISCELLANEOUS         128

11.01         Amendments, Etc.         128

11.02         Notices; Effectiveness; Electronic Communications.         130

11.03         No Waiver; Cumulative Remedies; Enforcement.         132

11.04         Expenses; Indemnity; Damage Waiver.         132

11.05         Payments Set Aside.         134

11.06         Successors and Assigns.         135

11.07         Treatment of Certain Information; Confidentiality.         139

11.08         Right of Setoff.         140

11.09         Interest Rate Limitation.         141

11.10         Counterparts; Integration; Effectiveness.         141

11.11         Survival of Representations and Warranties.         141

11.12         Severability.         141

11.13         Replacement of Lenders.         142

11.14         GOVERNING LAW; JURISDICTION; ETC.         142

11.15         WAIVER OF JURY TRIAL.         143

11.16         Subordination.         144

11.17         No Advisory or Fiduciary Responsibility.         144

11.18         Electronic Execution.         145

11.19         USA PATRIOT Act; Beneficial Ownership.         145

11.20         Acknowledgement and Consent to Bail-In of Affected Financial Institutions.         145

11.21         Acknowledgement Regarding Any Supported QFCs.         146

11.22         Judgement Currency.         146

LOAN PARTY PREPARED SCHEDULES

Schedule 1.01(c)                  Responsible Officers

Schedule 1.01(e)                  Liens

Schedule 5.10                           Insurance

Schedule 5.12                           ERISA Compliance

Schedule 5.20(a)                  Subsidiaries; Equity Interests

Schedule 5.20(b)                  Loan Parties

Schedule 5.21(c)                  Documents, Instruments, and Tangible Chattel Paper

Schedule 5.21(d)(i)                  Deposit Accounts & Securities Accounts

Schedule 5.21(d)(ii)                  Electronic Chattel Paper & Letter-of-Credit Rights

Schedule 5.21(e)                  Commercial Tort Claims

Schedule 5.21(f)                  Pledged Equity Interests

Schedule 5.21(g)                  Locations

Schedule 5.21(h)                  Material Contracts

Schedule 5.23                           Intellectual Property; Licenses, Etc.

Schedule 6.19(b)                  Post-Closing Requirements

Schedule 7.02                           Indebtedness

Schedule 7.03                           Investments

ADMINISTRATIVE AGENT PREPARED SCHEDULES

Schedule 1.01(a)                  Certain Addresses for Notices

Schedule 1.01(b)                  Initial Commitments and Applicable Percentages

EXHIBITS

Exhibit A                           Form of Administrative Questionnaire

Exhibit B                           Form of Assignment and Assumption

Exhibit C                           Form of Compliance Certificate

Exhibit D                           Form of Joinder Agreement

Exhibit E                           Form of Loan Notice

Exhibit F                           Form of Swingline Loan Notice

Exhibit G-1                           Form of Revolving Note

Exhibit G-2                           Form of Swingline Loan Note

Exhibit H                           Form of Secured Party Designation Notice

Exhibit I                           Form of Solvency Certificate

Exhibit J                           Forms of U.S. Tax Compliance Certificates

Exhibit K                           Form of Landlord Waiver

Exhibit L                           Form of Authorization to Share Insurance Information

Exhibit M                           Form of Notice of Loan Prepayment

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of July 29, 2025, among TRANSCAT, INC., an Ohio corporation (the “Borrower”), the Guarantors (as hereinafter defined) from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and MANUFACTURERS AND TRADERS TRUST COMPANY, in its capacity as Administrative Agent, Swingline Lender and L/C Issuer. Certain capitalized terms used in this Agreement are defined in ARTICLE I.

RECITALS:

WHEREAS, the Loan Parties have requested, among other things, that the Lenders and the Administrative Agent provide a revolving credit facility and make other financial accommodations available in an aggregate amount of up to $150,000,000, as set forth in this Agreement for the purposes set forth in Section 6.15; and

WHEREAS, the Lenders, the Swingline Lender and the L/C Issuer have agreed to provide such financing and make such loans and other financial accommodations to the Loan Parties on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means, collectively, any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business or division of a Person, (b) the acquisition of 100% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

“Additional Increase Lender” has the meaning specified in Section 2.17(c).

“Additional Secured Obligations” means (a) all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, that Additional Secured Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“Administrative Agent” means M&T in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 1.01(a), or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Loan Party or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010, each as amended, and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means all laws, rules, and regulations of any jurisdiction relating to terrorism, money laundering, or financial recordkeeping and reporting requirements, including, without limitation, the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the Anti-Money Laundering Act of 2020, the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B.

“Applicable Margin” means the corresponding percentages per annum as specified under and in accordance with the terms set forth below, based on the Total Funded Leverage Ratio:

Level	I	II	III	IV	V
Total Funded Leverage Ratio	Less than 1.00 to 1.00	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	Greater than or equal to 2.50 to 1.00
Applicable Margin for Base Rate Loans	0.00%	0.15%	0.35%	0.55%	0.75%
Applicable Margin for SOFR Loans	1.00%	1.15%	1.35%	1.55%	1.75%
Letter of Credit Fee	1.00%	1.15%	1.35%	1.55%	1.75%
Commitment Fee	0.100%	0.125%	0.150%	0.175%	0.200%

For purposes of determining the Applicable Margin for Base Rate Loans, the Applicable Margin for SOFR Loans, the applicable Commitment Fee rate, and the applicable Letter of Credit Fee rate:

(a)         The Applicable Margin for Base Rate Loans, the Applicable Margin for SOFR Loans, the applicable Commitment Fee rate, and the applicable Letter of Credit Fee rate shall be set at Level V as of the Closing Date.

(b)         The Applicable Margin for Base Rate Loans, the Applicable Margin for SOFR Loans, the applicable Commitment Fee rate and the applicable Letter of Credit Fee rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Total Funded Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin for Base Rate Loans, the Applicable Margin for SOFR Loans, the applicable Commitment Fee rate and the applicable Letter of Credit Fee rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Sections 6.01(a) or (b). If a Compliance Certificate is not delivered when due in accordance with such Sections 6.01(a) or (b), then the rates in Level V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(c)         If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Total Funded Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Funded Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause (c) shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03, Section 2.08 or ARTICLE VIII. The Borrower’s obligations under this clause (c) shall survive the termination of the Commitments and the repayment of all other Secured Obligations hereunder.

“Applicable Percentage” means,  in respect of the Revolving Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Facility represented by such Revolving Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15. If (a) the Commitment of all of the Revolving Lenders to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or (b) if the Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender in respect of the Revolving Facility shall be determined based on the Applicable Percentage of such Lender in respect of the Revolving Facility most recently in effect, giving effect to any subsequent assignments. The Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 1.01(b) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.13, as applicable.

“Applicable Revolving Percentage” means with respect to any Revolving Lender at any time, such Revolving Lender’s Applicable Percentage in respect of the Revolving Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan under such Facility at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03, the Revolving Lenders and (c) with respect to the Swingline Sublimit, (i) the Swingline Lender and (ii) if any Swingline Loans are outstanding pursuant to Section 2.04(a), the Revolving Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means M&T and Wells Fargo Securities, LLC as joint lead arrangers and joint bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Administrative Agent.

“Authorization to Share Insurance Information” means the authorization substantially in the form of Exhibit L (or such other form as required by each of the Loan Party’s insurance companies).

“Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.03(b)(v).

“Availability Period” means in respect of the Revolving Facility, the period from and including the Closing Date to the earliest of (i) the Revolving Facility Maturity Date, (ii) the date of termination of the Revolving Commitments pursuant to Section 2.06, and (iii) the date of termination of the Commitment of each Revolving Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Available Incremental Amount” has the meaning specified in Section 2.17(a).

“Available Revolving Commitment” means an amount equal to the Revolving Commitment, less (i) the amount of L/C Obligations and (ii) the aggregate principal amount of any outstanding Swingline Loans and Revolving Loans.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code of the United States” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.).

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by M&T as its “prime rate”, and (c) the SOFR Loan Rate in effect on such day plus one percent (1.00%); provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by M&T based upon various factors including M&T’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by M&T shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Loan that bears interest based on the Base Rate.

“Benchmark” means SOFR or any subsequent Benchmark Replacement that has become effective hereunder.

“Benchmark Replacement” means the first alternative set forth in the order below that is applicable (based on the applicability restrictions below) and can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)         the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(2)         the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as so determined would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent together with the Borrower, giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definitions of “Base Rate”, “Business Day” or any similar or analogous definition (or the addition of a concept of “interest period”), the definition of “U.S. Government Securities Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a)         in the case of clause (a) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(b)         in the case of clause (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein, and (ii) the announced or stated date as of which all applicable tenors of such Benchmark will no longer be representative.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) of this definition with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased, or will cease on a specified date, to provide such Benchmark (or all tenors of such Benchmark applicable to the Credit Extensions evidenced hereby), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any applicable tenors of such Benchmark or (b) all applicable tenors of such Benchmark are or as of a specified date will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and indicating that representativeness will not be restored.

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in form and substance reasonably acceptable to the Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Borrowing or a Swingline Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any SOFR Loan, means any such day that is also a U.S. Government Securities Business Day.

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a Consolidated balance sheet of such Person.

“Capital Lease”, now generally referred to as a finance lease, means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Capitalized Lease Obligation” means any Indebtedness of any Loan Party represented by obligations under a Capital Lease. Notwithstanding any changes in GAAP, “Capitalized Lease Obligation” shall not include any lease of the type that any Loan Party has treated as an operating lease in accordance with its historical accounting practice and in accordance with GAAP prior to January 1, 2019.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or Swingline Lender (as applicable) or the Lenders, as collateral for L/C Obligations, the Obligations in respect of Swingline Loans, or obligations of the Revolving Lenders to fund participations in respect of either thereof (as the context may require), (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms and from issuers reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer in the Minimum Collateral Amount, and/or (c) if the Administrative Agent and the applicable L/C Issuer or Swingline Lender shall agree, in their sole discretion, other credit support, in each case, in Dollars and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and such L/C Issuer or Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Permitted Liens):

(a)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than three hundred sixty days (360) days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than ninety (90) days from the date of acquisition thereof;

(c)    commercial paper in an aggregate amount of no more than $1,000,000 per issuer outstanding at any time issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than ninety (90) days from the date of acquisition thereof; and

(d)    Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, sweep accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement that, (a) at the time it enters into a Cash Management Agreement with a Loan Party or any Subsidiary, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Cash Management Agreement with a Loan Party or any Subsidiary, in each case in its capacity as a party to such Cash Management Agreement (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, however, that for any of the foregoing to be included as a “Secured Cash Management Agreement” on any date of determination by the Administrative Agent, the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means at any time the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the Equity Interests of the Borrower; (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; (c) the Borrower shall fail to own or control 100% of the Voting Stock of each of its Subsidiaries (other than as a result of any transaction permitted by Section 7.04(a) or (b) hereof) or (d) any merger or consolidation or sale of substantially all of the property or assets of the Borrower (other than as a result of any transaction permitted by Section 7.04(a) or (b) hereof). For purposes of this definition, “control” of a Person shall mean the power, direct or indirect (x) to vote 50.1% or more of the Equity Interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of such Person or (y) to direct or cause the direction of the management and policies of such Person by contract or otherwise. Notwithstanding the foregoing, no Change of Control shall be deemed to occur if the Required Lenders consent to such Change of Control.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the PGBC or any environmental agency or superfund), upon the Collateral or the Loan Parties.

“CIP Regulations” has the meaning specified in Section 9.12.

“Closing Date” means the date hereof.

“CME” means CME Group Benchmark Administration Ltd.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties; provided, that the term “Collateral” shall not include “Excluded Property”.

“Collateral Documents” means, collectively, the Security Agreement, each Landlord Waiver, each Qualifying Control Agreement, each Joinder Agreement, the Perfection Certificate, each of the mortgages, collateral assignments, security agreements, pledge agreements, deposit account control agreements, intellectual property security agreements or other similar agreements delivered to the Administrative Agent pursuant to Sections 6.14, 6.17 and 6.18, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Revolving Commitment.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Computation Period” means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated EBITDA” means, for any Person for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary non-cash charges for such period and (v) any other non-cash charges for such period, including compensation expense from options or stock grants (but excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period and any non-cash charge that relates to the write-down or write off of inventory, asset impairment (other than goodwill) or reserve expense), minus (b) without duplication and to the extent included in Consolidated Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP; provided that certain Dispositions and Acquisitions shall be given pro forma effect as set forth in Section 1.03(c).

“Consolidated Net Income” means for the applicable period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or requirement of law applicable to such Subsidiary.

“Contingent Obligation” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than ordinary course obligations of other Loan Parties and by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote five percent (5%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Controlled Group” means, at any relevant time, the Loan Parties and all entities or trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Copyright” has the meaning specified in the Security Agreement.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 11.21.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Daily Simple SOFR” means for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “i”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day, or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (ET) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website (and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred), then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. In addition, notwithstanding anything to the contrary herein, if Daily Simple SOFR as determined in accordance with this definition would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement and the other Loan Documents.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 7.02(a)-(q).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, compromises generally with creditors, moratorium, rearrangement, receivership, insolvency, reorganization, proceedings seeking dissolution, liquidation, winding-up, restructuring or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to three percent (3%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Margin for Revolving Loans that are Base Rate Loans plus three percent (3%), in each case, to the fullest extent permitted by applicable Law.

“Default Right” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the L/C Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, receiver-manager, monitor, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swingline Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country, territory or region to the extent that such country, territory or region is the subject of any Sanctions.

“Disposition” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction and any issuance of Equity Interests by a Subsidiary of such Person or division or allocation of assets to any series of a limited liability company) of any property by any Loan Party or Subsidiary (or the granting of any option or other right to do any of the foregoing), in one transaction or in a series of transactions, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Involuntary Disposition.

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date in effect at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of officers, directors or employees of the Borrower or any Subsidiary or by any such plan to any such Person, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or a Subsidiary or any other Person in order to satisfy applicable statutory or regulatory obligations or as a result of such Person’s termination, death or disability.

“Documentation Agent” means M&T, in its capacity as documentation agent.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Earn-outs” means, with respect to any Person, unsecured obligations of such Person arising from an Acquisition which are payable to the seller or sellers based on the achievement of specified financial results over time, as calculated in accordance with GAAP; provided, however, that Earn-outs shall not include Holdback Amounts.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06 (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to protection of human health or the environment, including, but not limited to requirements pertaining to (a) pollution or pollution control, (b) the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, Release or threat of Release, investigation or remediation of any Hazardous Materials, (c) employee safety in the workplace and (d) protection of human health from exposure to Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure of a Person to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Equity Issuance” means the sale or issuance of Qualified Equity Interests (or receipt of capital contributions in respect thereof) by the Borrower, other than any sale or issuance to any Subsidiary of the Borrower, the net proceeds of which are promptly contributed in cash to the common equity capital of the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“ERISA Event” means (a) a Reportable Event; (b) a withdrawal by any Loan Party or any member of the Controlled Group from a Pension Benefit Plan subject to Section 4063 or 4064 of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any member of the Controlled Group from a Multiemployer Plan, notification that a Multiemployer Plan is in reorganization, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Benefit Plan, the treatment of a Pension Benefit Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Benefit Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Benefit Plan or Multiemployer Plan; (f) the determination that any Pension Benefit Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any member of the Controlled Group; (h) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Benefit Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Benefit Plan or the failure to make any required contribution to a Multiemployer Plan; (i) the occurrence of an act or omission that would reasonably be expected to give rise to the imposition on any Loan Party (including on account of any member of the Controlled Group) of fines, penalties, Taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (j) or (l) or Section 4071 of ERISA in respect of any Plan; (j) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against any Loan Party (including on account of any member of the Controlled Group) in connection with any Plan; (k) receipt from the Internal Revenue Service of notice of the failure of any Pension Benefit Plan (or any other Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Benefit Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (l) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Benefit Plan.

“Erroneous Payment” has the meaning specified in Section 9.13(a).

“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 9.13(d).

“Erroneous Payment Impacted Class” has the meaning specified in Section 9.13(d).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 9.13(d).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 9.13(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Account” means (i) any payroll account (so long as such payroll accounts are zero balance accounts and are limited to payroll purposes) and any other zero balance account; (ii) any withholding tax account; (iii) any fiduciary account; (iv) any account that solely holds insurance premiums; and (v) any account solely used to make employee benefit payments.

“Excluded Property” means (i) Excluded Accounts; (ii) Equipment owned by a Loan Party that is subject to a purchase money lien or a Capitalized Lease Obligation permitted hereunder (but only to the extent that and only for so long as such purchase money Indebtedness or Capital Lease restricts the granting of a Lien therein to Lender); (iii) any lease, license, contract, franchise, property right or agreement (or any Loan Party’s rights or interests thereunder) if and to the extent that the grant of the security interest therein shall, after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) be prohibited under any applicable Law or constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of such Loan Party therein, or any legally effective option to purchase or similar right of a third-party thereunder, under any lease, license, contract, franchise or agreement giving rise thereto, or (B) a breach or termination pursuant to the terms of, or a default under, or a violation of any legally enforceable provision requiring consent (which has not been obtained) of another party to any such lease, license, contract, franchise, property right or agreement, but only to the extent, and for so long as such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC, Title 11 of the federal Bankruptcy Code of the United States or any other applicable Law (provided that, in each case, any such assets shall cease to be Excluded Property at such time as such prohibition is terminated, rendered unenforceable, or deemed ineffective or otherwise ceases to be in effect and, upon such prohibition being terminated, rendered unenforceable, deemed ineffective or otherwise ceasing to be in effect, the Lien granted herein shall be deemed to have automatically attached to such assets); (iv) any intent-to-use Trademark applications for which no statement of use has been filed and accepted by the United States Patent and Trademark Office; (v) voting Equity Interests in excess of 65% of any Foreign Subsidiary owned by the Borrower; (vi) Real Property; and (vii) assets if and for so long as, if, in each case, reasonably agreed by the Administrative Agent and the Borrower in writing (which may include by email), the cost of creating or perfecting such pledges or security interests in such assets (including Taxes and the cost of obtaining title insurance, surveys or flood insurance (if necessary) in respect of such assets) exceeds the practical benefits to be obtained by the Lenders therefrom; provided, however, “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property); provided, further, if any Excluded Property would have otherwise constituted Collateral ceases to be Excluded Property, such property shall automatically be deemed Collateral at all times from and after such time.

“Excluded Swap Obligation” means, with respect to any Guarantor any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.11 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Guarantor) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Facility” means the Revolving Facility.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated, (b) all Obligations have been paid in full (other than contingent indemnification obligations), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the L/C Issuer shall have been made).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation or rules adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to M&T on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated the Closing Date, between the Borrower and M&T.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Loan Parties, which period shall be the 4 quarter period ending on or about March 31 of each year.

“Fixed Charge Coverage Ratio” means, in each case, on behalf of or by the Borrower and its Subsidiaries for the most recently completed Computation Period or the last twelve month period, as applicable, the ratio of (a) (i) Consolidated EBITDA, less (ii) the aggregate amount of all cash Capital Expenditures other than Capital Expenditures financed with the Net Cash Proceeds of Indebtedness of any Borrower or any Subsidiary or any Equity Issuance or as a permitted reinvestment of the Net Cash Proceeds of asset sales, less (iii) the aggregate amount of Tax Expense paid in cash, less (iv) permitted Restricted Payments paid in cash to (b) the sum of (i) Interest Expense to the extent paid in cash and (ii) the aggregate principal amount of all regularly scheduled principal payments for Total Funded Debt (excluding (x) any such payments to the extent made with the proceeds of Indebtedness, (y) any payments made by any Loan Party or Subsidiary in respect of Indebtedness owed to another Loan Party or its Subsidiary provided such payments are not prohibited hereunder and (z) any optional or mandatory prepayments of Total Funded Debt).

“Floor” means the benchmark rate floor with respect to the SOFR Loan Rate, which shall be set at 1.00%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is (a) not a Domestic Subsidiary or (b) is a Domestic Subsidiary that (i) is a direct or indirect Subsidiary of a Foreign Subsidiary or (ii) holds no material assets other than Equity Interests in (or Equity Interests in and Indebtedness issued by) one or more direct or indirect Foreign Subsidiaries.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03(b).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation payable or performable by another Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed or expressly undertaken by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 10.01.

“Guarantors” means, collectively, (a) as of the Closing Date, all existing Domestic Subsidiaries of the Borrower (other than any Foreign Subsidiaries), (b) all other Domestic Subsidiaries of the Borrower (other than any Foreign Subsidiaries) as are or may from time to time become parties to this Agreement pursuant to Section 6.17 and (c) with respect to Additional Secured Obligations owing by any Loan Party or any of its Subsidiaries and any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 10.01 and 10.11) under the Guaranty, the Borrower.

“Guaranty” means, collectively, the Guarantee made by the Guarantors under ARTICLE X in favor of the Secured Parties, together with each other guaranty delivered pursuant to Section 6.17.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas, toxic mold, infectious or medical wastes, animal-generated manure, litter or process wastewater and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person in its capacity as a party to a Swap Contract that, (a) at the time it enters into a Swap Contract required by or not prohibited under ARTICLE VI or ARTICLE VII, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Swap Contract required by or not prohibited under ARTICLE VI or ARTICLE VII, in each case, in its capacity as a party to such Swap Contract (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, in the case of a Secured Hedge Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Secured Hedge Agreement; and provided, further, that for any of the foregoing to be included as a “Secured Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Historical Financial Statements” means, collectively, the financial statements required to be delivered by the Loan Parties to Administrative Agent pursuant to Section 4.01(d)(i).

“Holdback Amounts” means, with respect to any Person, unsecured obligations of such Person arising from an Acquisition with respect to the payment, after the closing of an Acquisition, to the seller or sellers of amounts withheld (as a holdback or escrow) from the purchase price payable at the closing of the Acquisition, as security for the post-closing obligations of the seller or sellers.

“Honor Date” has the meaning set forth in Section 2.03(c).

“Increase” has the meaning specified in Section 2.17(a).

“Increase Effective Date” has the meaning specified in Section 2.17(d).

“Increase Joinder” has the meaning specified in Section 2.17(c).

“Incremental Facility” has the meaning specified in Section 2.17(a).

“Incremental Revolving Commitment” has the meaning specified in Section 2.17(a).

“Indebtedness” means, as to any Person (without duplication), (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (including, without limitation, Earn-outs, and other Seller Debt, but excluding accrued expenses as determined in accordance with GAAP and trade accounts payable, in each case incurred in the Ordinary Course of Business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (with the amount of any such indebtedness that is not assumed by such person being deemed to be equal to the lesser of the fair market value of such property and the principal amount of such Indebtedness), including, without limitation, any subordinate or mezzanine indebtedness and/or other third-party financing, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person, (f) all Swap Obligations of such Person (after giving effect to any netting arrangements), (g) all Contingent Obligations of such Person, (h) all indebtedness of any partnership of which such Person is a general partner to the extent such Person is liable therefor by contract, as a matter of law or otherwise, and shall not include any indebtedness of any such partnership that is expressly non-recourse to such Person, (i) all obligations of such Person under any synthetic lease transaction, where such obligations are considered borrowed money indebtedness for tax purposes but the transaction is classified as an operating lease in accordance with GAAP, (j) all obligations of such Person in respect of Disqualified Equity Interests, and (k) any Guarantee of Indebtedness of a type referred to in clauses (a) through (j) above.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07(a).

“Intellectual Property” has the meaning set forth in the Security Agreement.

“Interest Expense” means, with reference to any period, the interest expense (including that attributable to Capitalized Lease Obligations), loan fees, and Commitment Fees of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Borrower and its Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means as to any Loan, the last Business Day of each calendar month and the Maturity Date of the Facility under which such Loan was made (with Swingline Loans being deemed made under the Revolving Facility for purposes of this definition).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person) and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any cash payments received by such Person in respect of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit D executed and delivered in accordance with the provisions of Section 6.17.

“Landlord Waiver” means an agreement, substantially in the form of Exhibit K (except as otherwise agreed by the Administrative Agent in its sole discretion), which is executed in favor of the Administrative Agent, by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive or subordinate any Lien that such Person may ever have with respect to any of the Collateral and shall authorize the Administrative Agent, from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Collateral.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means M&T, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts (including all L/C Borrowings). For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and, their successors and permitted assigns, and, unless the context requires otherwise, includes the Swingline Lender.

“Lending Office” means, as to the Administrative Agent, the L/C Issuer or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means, unless otherwise set forth in this Agreement or the applicable Letter of Credit, the earlier of (a) one (1) year after the date of issuance of the Letter of Credit, and (b) the day that is thirty (30) days prior to the Revolving Facility Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Revolving Facility. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“Leverage Ratio Step Up” has the meaning specified in Section 7.11(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means as of any time of determination, the sum of (1) Available Revolving Commitment plus (2) the aggregate amount of all cash and Cash Equivalents of the Loan Parties that are subject to a perfected first priority Lien in favor of the Administrative Agent.

“LLC Division” means, in the event a Borrower or Guarantor is a limited liability company, (a) the division of any such Borrower or Guarantor into two or more newly formed limited liability companies (whether or not such Borrower or Guarantor is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the Laws of any other State or Commonwealth or of the District of Columbia, or (b) the adoption of a plan contemplating, or the filing of any certificate with any applicable Governmental Authority that results or may result in, any such division.

“Loan” means an extension of credit by a Lender to the Borrower under ARTICLE II in the form of a Revolving Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter, (f) each Issuer Document, (g) each Joinder Agreement, (h) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14, and (i) all other certificates, agreements, documents and instruments executed in favor of the Administrative Agent, in each case, by or on behalf of any Loan Party pursuant to the foregoing (but specifically excluding any Secured Hedge Agreement or any Secured Cash Management Agreement); provided, however, that for purposes of Section 11.01, “Loan Documents” shall mean the documents described in the foregoing clauses (a), (c), (d) and (g).

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of SOFR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit E or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Party” or “Loan Parties” means, individually and collectively, as the case may be, the Borrower and each Guarantor.

“M&T” means Manufacturers and Traders Trust Company and its successors.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract”.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, results of operations, assets or business of the Loan Parties, taken as a whole, (b) any Loan Party’s ability to pay or perform its material Obligations in accordance with the terms thereof, (c) the effectiveness of Administrative Agent’s Liens on the Collateral, taken as a whole, or the priority of such Liens or (d) the legality, validity, binding effect or enforceability against any Loan Party of this Agreement or any other Loan Document to which it is a party; provided, however, that any events, circumstances, changes, effects or conditions with respect to the Borrower and/or its Subsidiaries disclosed in any Form 10-K, Form 10-Q or Form 8-K filed by the Company with the SEC prior to the Closing Date shall not constitute a “Material Adverse Event” to the extent so disclosed.

“Material Contract” means any contract, agreement, instrument, permit, lease or license (other than any license for (i) Intellectual Property embedded in any equipment or fixture or (ii) the use of any commercially available off-the-shelf software), the breach, termination or expiration of which (other than expiration in accordance with its terms) could reasonably be expected to result in a Material Adverse Effect.

“Material Permitted Acquisition” means a Permitted Acquisition or a series of Permitted Acquisitions occurring within the same Fiscal Quarter with an aggregate consideration equal to or greater than $25,000,000.

“Maturity Date” means July 29, 2030; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during any period when a Lender constitutes a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i)-(iii), an amount equal to 105% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a Pension Benefit Plan which has two or more contributing sponsors (at least one of which is a Loan Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Debt Issuance or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) Taxes paid or reasonably estimated by the Borrower to be payable as a result thereof and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable and that are attributable to such event, (c) in the case of any Disposition or any Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien on the related property, (d) any amounts payable to employees on account of mirror stock and/or sale bonuses in lieu thereof and (e) appropriate amounts established as a reserve required by GAAP as determined by the Borrower in its good faith judgement against any liabilities associated with any Disposition or Involuntary Disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Disposition or Involuntary Disposition, all as determined in conformity with GAAP; it being understood that “Net Cash Proceeds” shall include, without limitation, (i) cash receipts from proceeds of insurance and (ii) any cash or Cash Equivalents received upon the sale or other Disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition, Debt Issuance or Involuntary Disposition.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iv).

“Non-Reinstatement Deadline” has the meaning specified in Section 2.03(b)(v).

“Non-Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are not entitled to vote for the election of directors (or persons performing similar functions) of such Person.

“Note” means a Revolving Note or a Swingline Loan Note, as the context may require.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit M or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, or Letter of Credit, (b) all Erroneous Payment Subrogation Rights and (c) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided that Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Official Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Ordinary Course of Business” means, with respect to any Loan Party, the ordinary course of such Loan Party’s business as conducted on the Closing Date or the date such Person becomes a Loan Party hereunder.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, trust or other form of business entity, the partnership or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Original Currency” has the meaning specified in Section 11.22.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Outstanding Amount” means (a) with respect to Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans and Swingline Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Patent” has the meaning specified in the Security Agreement.

“Payment Notice” has the meaning specified in Section 9.13(b).

“Payment Recipient” has the meaning specified in Section 9.13(a).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” means at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” means, collectively, the Perfection Certificate and the responses thereto provided by the Loan Parties and delivered to the Administrative Agent and the Lenders on the Closing Date.

“Permitted Acquisition” means any Acquisition by any Loan Party, whether by purchase, merger or otherwise; provided:

(i)    the Target shall be either (x) a U.S. company with operations and assets solely in the United States or (y) a foreign company or a company with operations or assets outside of the United States, as long as the Investment in such company otherwise complies with Section 7.03 and the other terms and conditions of this Agreement and the other Loan Documents;

(ii)    immediately prior to, and immediately after giving effect, to such Acquisition, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iii)    after giving effect to such Acquisition and the incurrence of any Indebtedness in connection therewith on a Pro Forma Basis, the Loan Parties shall be in compliance with the financial covenants set forth in Sections 7.11(a) and (b) as of the end of the latest fiscal quarter for which internal financial statements are available;

(iv)    at least ten (10) Business Days prior to the date of the consummation of such Acquisition (or such shorter period as the Administrative Agent may agree in its sole discretion), the Borrower shall have delivered to the Administrative Agent and the Lenders notice of such Acquisition, together with financial statements of the Target for its three (3) most recent fiscal years (to the extent available) and internally prepared financial statements for any fiscal quarters ended within the fiscal year to date, a quality of earnings report, and copies of the acquisition agreement and related documents (including financial information and analysis, opinions, certificates and lien searches) and information reasonably requested by the Administrative Agent and the Lenders, in each case to the extent available to the Borrower (provided that no quality of earnings report shall be required for any acquisition which is being consummated for less than $10,000,000 in aggregate consideration (calculated as set forth in clause (xii) below));

(v)    such Acquisition is consensual and approved by the board of directors (or the equivalent thereof) of the Person whose stock or assets are being acquired;

(vi)    the Borrower shall have not less than ten percent (10%) of the amount of the Commitments (that is, as of the Closing Date, $15,000,000) in Liquidity immediately after giving effect to the consummation of such Acquisition and the payment of all fees and expenses incurred in connection therewith;

(vii)    the Person or assets being acquired shall be engaged solely in one or more lines of business permitted to be conducted hereunder by the Borrower and its Subsidiaries or reasonably complementary extensions thereof;

(viii)    all transactions in connection therewith shall be consummated, in all material respects, in accordance with applicable Laws;

(ix)    before and immediately after giving effect to such Acquisition and any Indebtedness incurred in connection therewith, the Loan Parties, taken as a whole, shall be Solvent;

(x)    no Indebtedness will be incurred, assumed, or would exist with respect to the Borrower or any of its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under Section 7.02 hereof, and no Liens will be incurred, assumed, or would exist with respect to the assets of the Borrower or any of its Subsidiaries as a result of such Acquisition other than Permitted Liens;

(xi)    the aggregate purchase price of all Permitted Acquisitions, valued at the date of each such Acquisition and computed on the basis of total acquisition consideration paid or incurred, or required to be paid or incurred, with respect thereto, including Earn-outs and the amount of Indebtedness (such Indebtedness being required to be otherwise specifically permitted under this Agreement) assumed or to which such assets, businesses or business or Capital Stock, or any Person so acquired is subject and including any portion of the purchase price allocated to any non-compete agreements, but excluding the amount of cash on the balance sheet of such Person immediately before the Acquisition, shall not exceed $50,000,000 during any Fiscal Year (other than Project Bird); provided, that any part of the purchase price for any Permitted Acquisition that is funded with the Net Cash Proceeds of one or more Equity Issuances shall be disregarded for the purposes of this clause (xi);

(xii)    the pro forma EBITDA of the Target, measured as of the fiscal quarter used for determining compliance with subsection (iii) above, shall be greater than $0.00;

(xiii)    solely with respect to any Material Permitted Acquisition, the Borrower shall have delivered to the Administrative Agent not less than fifteen (15) Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) prior to the date of such Acquisition, projections (it being recognized by the Administrative Agent and the Lenders that projections as to future events are not to be viewed as facts or factual information and that actual results during the period or periods covered thereby may differ from the projected results) prepared by the respective Loan Party in good faith for the period from the date of the consummation of such Material Permitted Acquisition to the date which is one year thereafter and shall reflect that the Loan Parties shall be in pro forma compliance with the financial covenants set forth in Sections 7.11(a) and (b), inclusive for such period; and

(xiv)    the Borrower shall have delivered to the Administrative Agent a certificate executed by an officer of the Borrower certifying that each of the conditions set forth above has been satisfied.

“Permitted Liens” means:

(a)    Liens pursuant to any Loan Document;

(b)    Liens for taxes, assessments or other governmental charges not yet due or being Properly Contested;

(c)    deposits or pledges to secure obligations under worker’s compensation, social security or similar laws (excluding Liens arising under ERISA), or under unemployment insurance for sums not delinquent or being Properly Contested;

(d)    deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business not delinquent or being Properly Contested;

(e)    Liens arising by virtue of the rendition, entry or issuance against any Loan Party or any of their Subsidiaries, or any property of any Loan Party or any of their Subsidiaries, of any judgment, writ, order, or decree for so long as each such Lien (i) is in existence for less than thirty (30) consecutive days after it first arises or is being Properly Contested and (ii) is at all times junior in priority to any Liens in favor of Lender;

(f)    carriers, warehousemen, mechanics’, workers’, materialmen’s, landlords or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not delinquent or which are being Properly Contested;

(g)    Liens placed upon fixed assets hereafter acquired to secure a lease or a portion of the purchase price thereof or as a precautionary filing with respect to the interest of a lessor under a Capitalized Lease Obligation or operating lease of personal property, provided that (I) any such lien shall not encumber any other property of the applicable Loan Party and (II) the aggregate amount of Indebtedness secured by such Liens shall not exceed the amount provided for in Section 7.02(n);

(h)    easements, rights-of-way, zoning restrictions, minor defects or irregularities in title, entitlements, land use and environmental restrictions or other encumbrances with respect to the Real Property of the Loan Parties, in each case, which do not interfere in any material respect with the Ordinary Course of Business of the Loan Parties which shall include, without limitation, those matters in the pro forma Lender’s title policy approved by the Lender for the Real Property owned by any Loan Party as of the Closing Date;

(i)    Liens existing on the Closing Date and disclosed on Schedule 1.01(e); provided that such Liens shall secure only those obligations which they secure on the Closing Date (including any extensions, renewals and refinancings such obligations permitted by Section 7.02(e)) and shall not subsequently apply to any other property or assets of the Borrower other than the property and assets to which they apply as of the Closing Date;

(j)    the interests of lessors or sublessors or mortgagees of lessors under leases and subleases and non-exclusive licensors or sublicensors under license or sublicense agreements;

(k)    licenses, sublicenses, leases or subleases granted to third Persons in the Ordinary Course of Business;

(l)    licenses and sublicenses of Patents, Trademarks, Copyrights, and other Intellectual Property rights (i) in the Ordinary Course of Business or (ii) that do not interfere in any material respect with the business of any Loan Party or any Subsidiary;

(m)    rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts;

(n)    Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 7.02;

(o)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(p)    Liens arising from precautionary UCC financing statements filed under any lease permitted by this Agreement;

(q)    Liens of a collecting bank arising in the Ordinary Course of Business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering the items being collected upon;

(r)    Liens securing Indebtedness permitted under Sections 7.02A(e) and 7.02A(o); and

(s)    other Liens not specifically listed above securing obligations not to exceed $2,000,000 in the aggregate outstanding at any one time securing Indebtedness permitted pursuant to Section 7.02 or other obligations permitted by this Agreement.

“Permitted Transfers” means (a) Dispositions of inventory in the Ordinary Course of Business; (b) Dispositions of property to the Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof in the Ordinary Course of Business; (d) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries; (e) the sale or disposition of Cash Equivalents for fair market value; (f) the Disposition or transfer of obsolete, surplus or worn-out assets in the Ordinary Course of Business; (g) the Disposition of assets no longer used or useful in the conduct of the business of the Loan Parties; (h) any termination of a lease of real or personal property that could not reasonably be expected to result in a Material Adverse Effect; and (i) any license, sublicense, sale, transfer, abandonment, cancellation, lapse, or other Disposition of Intellectual Property, or any issuances or registrations, or applications for issuance or registration, of any Intellectual Property, which, in the reasonable good faith determination of the Loan Party, is no longer economical to maintain in light of their use or are no longer used in or material in the conduct of the business of any Loan Party or any Subsidiary, any licenses or sublicenses that do not interfere in any material respect with the business of any Loan Party or any Subsidiary, and any license or sublicense granted in the Ordinary Course of Business.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, that is sponsored, maintained, contributed to by, or required to be contributed to by, any Loan Party or any member of the Controlled Group, or to which any Loan Party may have any liability (contingent or otherwise) by virtue of being a member of the Controlled Group.

“Platform” has the meaning specified in Section 6.02.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Primary Obligor” has the meaning specified in the definition of “Guarantee”.

“Prior Indebtedness” means the Indebtedness listed on Schedule 4.01(o).

“Pro Forma Basis” means, for any Disposition of all or substantially all of a division or a line of business, or for any Acquisition or for establishment of an Incremental Facility, whether actual or proposed, for purposes of determining compliance with the financial covenants set forth in Section 7.11 or any other financial requirement or ratio, each such transaction or proposed transaction shall be deemed to have occurred on and as of the first day of the relevant Computation Period, and the following pro forma adjustments shall be made:

(a)    in the case of an actual or proposed Disposition, all income statement items (whether positive or negative) attributable to the line of business or the Person subject to such Disposition shall be excluded from the results of the Borrower and its Subsidiaries for such Computation Period;

(b)    in the case of an actual or proposed Acquisition or Investment, income statement items (whether positive or negative) attributable to the property, line of business or the Person subject to such Acquisition shall be included in the results of the Borrower and its Subsidiaries for such Computation Period;

(c)    interest accrued during the relevant Computation Period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of the Borrower and its Subsidiaries for such Computation Period; and

(d)    any Indebtedness actually or proposed to be incurred or assumed in such transaction shall be deemed to have been incurred as of the first day of the applicable Computation Period, and interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of the Borrower and its Subsidiaries for such Computation Period.

“Project Bird” means that certain Acquisition occurring on or shortly after the Closing Date, as disclosed to the Administrative Agent and the Lenders, substantially as set forth in that certain Letter of Intent, dated May 29, 2025.

“Properly Contested” means, in the case of any Indebtedness or Lien, as applicable, of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof: (i) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves on such Person’s books and records in such amount as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness is not reasonably likely to have a Material Adverse Effect and could not reasonably be expected to result in the forfeiture of any assets of such Person; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Administrative Agent (except only with respect to taxes and liens imposed by a Governmental Authority that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 11.21.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interest” means any Equity Interest that is not a Disqualified Equity Interest.

“Qualifying Control Agreement” means an agreement, among a Loan Party, a depository institution or securities intermediary and the Administrative Agent, which agreement is in form and substance acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.

“Rate Determination Date” has the meaning specified in the definition of “SOFR Loan Rate”.

“Real Property” means all of each Loan Party’s right, title and interest in and to the owned premises, if any, identified on Schedule 5.21(g) as of the Closing Date or that is owned after such date by any Loan Party.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Reduction Amount” has the meaning set forth in Section 2.05(b)(viii).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the SOFR Loan Rate, 5:00 p.m. (ET) on the applicable Rate Determination Date, and (2) if such Benchmark is not the SOFR Loan Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, depositing, dispersing, migrating, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other receptacles containing any Hazardous Materials).

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York or any successor thereto.

“Reportable Event” means a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder (other than those events as to which the requirement to provide notice is waived under PBGC regulations).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swingline Loan, a Swingline Loan Notice.

“Required Lenders” means, at any time, (a) if there are fewer than three (3) Lenders, all Lenders (other than any Defaulting Lender), and (b) if there exist three (3) or more Lenders, at least two (2) Lenders (other than any Defaulting Lender) having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swingline Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender or L/C Issuer, as the case may be, in making such determination; provided, further, that Lenders that are Affiliates or Approved Funds of each other shall be deemed to be a single Lender for purposes of this definition.

“Resignation Effective Date” has the meaning set forth in Section 9.06.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to ARTICLE II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent.

“Restricted Payment” means, for any Person, (a) any dividend or distribution on any class of its Equity Interests, (b) any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of any shares of its Equity Interests, any Indebtedness the payment of which is expressly subordinated to the Obligations or any guarantee thereof, (c) any options, warrants or other rights to purchase such Equity Interests or such Indebtedness, whether now or hereafter outstanding, (d) payment to any Affiliate of the Borrower (including any shareholder of the Borrower or any such shareholder’s Affiliates), of out of pocket expense reimbursements, fees or other payments or (e) all payments in respect of Earn-outs in connection with Permitted Acquisitions; provided, however, that for the avoidance of doubt, payment of Holdback Amounts shall not be Restricted Payments.

“Retirement Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA (including a Pension Benefit Plan but other than a Multiemployer Plan), maintained by any Loan Party or to which any Loan Party is required to contribute.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(b) under the caption “Revolving Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Revolving Commitment of all of the Revolving Lenders on the Closing Date shall be $150,000,000.

“Revolving Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Lender” means, at any time, (a) so long as any Revolving Commitment is in effect, any Lender that has a Revolving Commitment at such time or (b) if the Revolving Commitments have terminated or expired, any Lender that has a Revolving Loan or a participation in L/C Obligations or Swingline Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Note” means a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans made by such Revolving Lender, substantially in the form of Exhibit G-1.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Person” means, at any time, a Person that is the subject of Sanctions, including, without limitation, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government (including, without limitation, OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, any European Union member state, the United Kingdom (including, without limitation, His Majesty’s Treasury), or other relevant sanctions authority, (b) any Person located, operating, organized or resident in a Designated Jurisdiction or (c) any Person directly or indirectly owned, 50% or more, or controlled by, or acting or purporting to act on behalf of, any such Person or Persons described in clauses (a) and (b).

“Sanction(s)” means any economic or financial sanctions or trade embargoes administered or enforced by the United States government (including, without limitation, OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, any European Union member state, the United Kingdom (including, without limitation, His Majesty’s Treasury) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Currency” has the meaning specified in Section 11.22.

“Secured Cash Management Agreement” means any Cash Management Agreement between the any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract between any Loan Party and any Hedge Bank.

“Secured Obligations” means all Obligations and all Additional Secured Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit H.

“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.

“Security Agreement” means the Security and Pledge Agreement, dated as of the Closing Date, executed in favor of the Administrative Agent by each of the Loan Parties.

“Seller Debt” means unsecured debt incurred in connection with an Acquisition, payable to the seller in connection therewith.

“SOFR” means, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day as published by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Conforming Changes” means, with respect to the use or administration of SOFR, any technical, administrative or operational changes (including, without limitation, changes to the definitions of “Business Day”, “U.S. Government Securities Business Day” or “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of SOFR and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of SOFR exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of the loan evidenced hereby).

“SOFR Loans” means Loans bearing interest at the SOFR Loan Rate (other than by reason of clause (c) of the definition of “Base Rate”).

“SOFR Loan Rate” means Daily Simple SOFR.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvency Certificate” means a solvency certificate in substantially in the form of Exhibit I.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value (on a going concern basis) of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value (on a going concern basis) of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.11).

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office; provided, however, that the Administrative Agent may use any other reasonable method it deems applicable to determine such rate, and any such determination shall be conclusive absent manifest error.

“Subordinated Indebtedness” means any Indebtedness of any Loan Party or any Subsidiary of any Loan Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Loan Parties.

“Supported QFC” has the meaning specified in Section 11.21.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.04.

“Swingline Lender” means M&T, in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.

“Swingline Loan” has the meaning specified in Section 2.04(a).

“Swingline Loan Note” means a promissory note made by the Borrower in favor of a Swingline Lender evidencing Swingline Loans made by such Swingline Lender, substantially in the form of Exhibit G-2.

“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit F or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of each Borrower.

“Swingline Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the Revolving Facility. The Swingline Sublimit is part of, and not in addition to, the Revolving Facility.

“Target” means the Person, or business or substantially all of the assets of a Person or a division of a Person, acquired in an Acquisition.

“Tax Expense” means, for any period, without duplication, the net amount of Taxes payable, including income tax and franchise tax in the nature of income tax, and foreign withholding tax after giving effect to any tax credits or refunds applicable to such period.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $2,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Exposure.

“Total Funded Debt” means, in respect of any Person, (i) all long term Indebtedness of such Person; provided, however, with respect to clause (e) of the definition of Indebtedness, solely to the extent drawn and unreimbursed, (ii) all payments in respect of item (i) above that were required to be made within one year prior to the date of any determination of Total Funded Debt, if the obligation to make such payments shall constitute a current liability of the obligor under GAAP (nothing herein shall be construed to include accounts payable), (iii) all capitalized rentals of such Person, and (iv) interest bearing Indebtedness for borrowed money (other than long term Indebtedness) having a maturity of less than one year.

“Total Funded Leverage Ratio” means, in each case, on behalf of or by the Borrower and its Subsidiaries for the most recently completed Computation Period or the last twelve month period, as applicable, the ratio of (a) Total Funded Debt on such date to (b) Consolidated EBITDA for the period of four consecutive Fiscal Quarters ended on such date (or, if such date is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended prior to such date), all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP; provided that certain Dispositions and Acquisitions shall be given pro forma effect as set forth in Section 1.03(c).

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and L/C Obligations.

“Total Stock” means the Voting Stock plus the Non-Voting Stock.

“Trademark” has the meaning specified in the Security Agreement.

“Transaction” means, individually or collectively as the context may indicate, (a) the entering by the Loan Parties of the Loan Documents to which they are a party and the funding of the Revolving Facility, (b) the repayment in full of the Prior Indebtedness, (c) the consummation of any other transactions in connection with the foregoing and (d) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transaction, this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a SOFR Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“U.S. Government Securities Business Day” means any day other than Saturday, Sunday or other day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States.

“U.S. Person” means (i) for purposes of Sections 5.30 and 7.13 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States, and (ii) for all other purposes, any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.21.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Working Capital” means, for any Person at any date, its consolidated current assets (excluding cash and Cash Equivalents) at such date minus its consolidated current liabilities (excluding the current portion of long term debt and Capital Leases) at such date.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02	Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereto”, “herein”, “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03	Accounting Terms.

(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Historical Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Loan Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Loan Parties or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend this Agreement to adjust such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Loan Parties shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary in this Agreement, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of ASC 842 shall continue to be accounted for as operating leases for all purposes hereunder or under any Loan Document (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as capital leases.

(c)    Pro Forma Treatment. Each Disposition of all or substantially all of a line of business, and each Acquisition, by the Loan Parties and their Subsidiaries that is consummated during any Computation Period shall, for purposes of determining compliance with the financial covenants set forth in Section 7.11 and for purposes of determining the Applicable Margin, be given pro forma effect as of the first day of such Computation Period.

1.04	Rounding.

Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05	Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06	Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07	UCC Terms.

Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.08	Rates.

The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Benchmark, in each case pursuant to the terms hereof, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.09	Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under the Delaware Limited Liability Company Act (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person that is a limited liability company becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.10	Currency Equivalents.

For purposes of any determination under ARTICLE VI, ARTICLE VII (other than Section 7.11 and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or ARTICLE VIII with respect to the amount of any Indebtedness, Lien, Restricted Payment, prepayment of Subordinated Indebtedness, Investment, Disposition or Affiliate transaction (any of the foregoing, a “specified transaction”) in a currency other than Dollars the Dollar equivalent amount of a specified transaction shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower) for such foreign currency, as in effect at 11:00 a.m. (ET) on the date of such specified transaction. Notwithstanding anything to the contrary set forth herein, (i) if any Indebtedness is incurred or assumed (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement and (y) any existing commitments unutilized thereunder and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction (or, if applicable, as of such other time as is applicable to such specified transaction pursuant to the immediately preceding sentence).

1.11	Disclosure Regarding SOFR.

The Borrower acknowledges and understands that (a) SOFR is established, administered and regulated by third parties, and its continuing existence and ongoing viability as a source and basis for establishing contractual interest rates is entirely outside the control of the Administrative Agent, (b) Daily Simple SOFR is a derivative of SOFR, based on expectations derived from the derivatives markets and dependent upon derivatives market liquidity, (c) certain industry groups have advised that SOFR is not recommended for all financing facilities, and (d) the Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (i) the continuation of, administration of, submission of, calculation of or any other matter related to SOFR, or any component definition thereof or rates referenced in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement) or (ii) the effect, implementation or composition of any SOFR Conforming Changes. Notwithstanding the above, the Borrower has knowingly and voluntarily requested and/or accepted utilization of SOFR for all purposes provided for herein, accepting any inherent risks associated with such utilization, and hereby waive any claims or defenses against the Administrative Agent in connection therewith.

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

2.01	Loans.

(a)    Revolving Borrowings. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower, in Dollars, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Revolving Facility, and (ii) the Revolving Exposure of any Lender shall not exceed such Revolving Lender’s Revolving Commitment. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow Revolving Loans, prepay under Section 2.05, and reborrow under this Section 2.01(a). Revolving Loans may be Base Rate Loans or SOFR Loans, as further provided herein.

2.02	Borrowings, Conversions and Continuations of Loans.

(a)    Notice of Borrowing. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (ET) (i) three (3) U.S. Government Securities Business Days prior to the requested date of any Borrowing of, conversion to or continuation of SOFR Loans or of any conversion of SOFR Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of SOFR Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice shall specify (A) the applicable Facility and whether the Borrower is requesting a Borrowing or a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, under such Facility, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued and (D) the Type of Loans to be borrowed or to which existing Loans are to be converted. If the Borrower fails to specify a Type of Loan in a Loan Notice, then the applicable Loans shall be made as a Base Rate Loans. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a SOFR Loan.

(b)    Advances. Following receipt of a Loan Notice for a Facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under such Facility of the applicable Loans. In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (ET) on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of M&T with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Loan Notice with respect to a Revolving Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)    SOFR Loans. During the existence of an Event of Default, upon written notice thereof by the Required Lenders to the Borrower, (i) no Loans may be requested as, converted to or continued as SOFR Loans and (ii) any or all of the outstanding SOFR Loans may be required to be converted immediately to Base Rate Loans.

(d)    Interest Rates. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

(e)    [Reserved].

(f)    Cashless Settlement Mechanism. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or roll over all or the portion of its Loans in connection with any refinancing, extension, incremental loan, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

2.03	Letters of Credit.

(a)    The Letter of Credit Commitment.

(i)    Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03(a), (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Loan Parties, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Revolving Facility, (y) the Revolving Exposure of any Revolving Lender shall not exceed such Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each Letter of Credit shall be a standby letter of credit (and may not be a commercial letter of credit). Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)    The L/C Issuer shall not issue any Letter of Credit if:

(A)    subject to Section 2.03(b)(iv), the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)    the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.

(iii)    The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)    the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)    except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $50,000;

(D)    except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is to be denominated in a currency other than Dollars;

(E)    any Revolving Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Revolving Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F)    the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)    The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)    The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)    The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in ARTICLE IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in ARTICLE IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application appropriately completed and signed by a Responsible Officer of the Borrower and/or such Subsidiary, as required by the L/C Issuer. Such Letter of Credit Application may be sent by fax transmission, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. (ET) at least five (5) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)    Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in ARTICLE IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage times the amount of such Letter of Credit.

(iii)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(iv)    If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto‑Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone if followed promptly by written confirmation or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(v)    If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the L/C Issuer may reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone if followed promptly by written confirmation or in writing) on or before the day that is seven (7) Business Days before the Non-Reinstatement Deadline (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and directing the Lender not to permit such reinstatement.

(c)    Drawings and Reimbursements; Funding of Participations.

(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. (ET) on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Revolving Percentage thereof. In such event, the Borrower shall be deemed to have requested Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Percentage of the Unreimbursed Amount not later than 1:00 p.m. (ET) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section.

(iv)    Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)    Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)    If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)    Repayment of Participations.

(i)    At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)    If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)    Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement or by such Letter of Credit, the transactions contemplated hereby or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, endorsement, certificate or other document presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)    any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)    any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, receiver-manager, monitor or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)    Role of L/C Issuer. Each Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight or time draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves, as determined by a final nonappealable judgment of a court of competent jurisdiction, were caused by the L/C Issuer’s willful misconduct, bad faith or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight or time draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring, endorsing or assigning or purporting to transfer, endorse or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)    Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit) the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance, subject to Section 2.15, with its Applicable Revolving Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin times the daily amount available to be drawn under such Letter of Credit. Letter of Credit Fees shall be (1) due and payable on the last Business Day of each fiscal quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (2) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(i)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each standby Letter of Credit, at the rate per annum of 0.125%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day following each fiscal quarter end, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, modification, cancellation, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04	Swingline Loans.

(a)    The Swingline. Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance upon the agreements of the other Lenders set forth in this Section, may in its sole discretion make loans to the Borrower (each such loan, a “Swingline Loan”). Each such Swingline Loan may be made, subject to the terms and conditions set forth herein, to the Borrower, in Dollars, from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with the Applicable Revolving Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swingline Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that (i) after giving effect to any Swingline Loan, (A) the Total Revolving Outstandings shall not exceed the Revolving Facility at such time, and (B) the Revolving Exposure of any Revolving Lender at such time shall not exceed such Lender’s Revolving Commitment, (ii) the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan, and (iii) the Swingline Lender shall not be under any obligation to make any Swingline Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section, prepay under Section 2.05, and reborrow under this Section. Each Swingline Loan shall bear interest only at a rate based on the Base Rate plus the Applicable Margin. Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage times the amount of such Swingline Loan.

(b)    Borrowing Procedures. Each Swingline Borrowing shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by: (A) telephone or (B) a Swingline Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Swingline Lender and the Administrative Agent of a Swingline Loan Notice. Each such Swingline Loan Notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. (ET) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested date of the Borrowing (which shall be a Business Day). Promptly after receipt by the Swingline Lender of any Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. (ET) on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in ARTICLE IV is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. (ET) on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swingline Lender in immediately available funds.

(c)    Refinancing of Swingline Loans.

(i)    The Swingline Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Facility and the conditions set forth in Section 4.02. The Swingline Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Revolving Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. (ET) on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii)    If for any reason any Swingline Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)    If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)    Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein

(v)    For the avoidance of doubt, no failure by any Revolving Lender to fund its obligations hereunder shall increase the Borrower’s obligation to repay any Swingline Loan.

(d)    Repayment of Participations.

(i)    At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Applicable Revolving Percentage thereof in the same funds as those received by the Swingline Lender.

(ii)    If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)    Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section to refinance such Revolving Lender’s Applicable Revolving Percentage of any Swingline Loan, interest in respect of such Applicable Revolving Percentage shall be solely for the account of the Swingline Lender.

(f)    Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

(g)    Cash Management Loans. The Swingline Lender may from time to time, in its sole discretion, extend Swingline Loans pursuant to any cash management system in place from time to time, as agreed with the Borrower, without giving effect to any minimum borrowing amounts or minimum prepayment amounts or timing restrictions on borrowing or prepaying otherwise contemplated by this Section 2.04; provided, however, that the Swingline Lender shall provide the Borrower, upon reasonable request, a written summary or account statement of any such cash management loans.

2.05	Prepayments.

(a)    Optional.

(i)    The Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty subject to Section 3.05; provided that, unless otherwise agreed by the Administrative Agent, (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (ET) (1) three (3) U.S. Government Securities Business Days prior to any date of prepayment of SOFR Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of SOFR Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that any such notice may be conditioned upon the successful consummation of a specified transaction or a refinancing of such Revolving Loans in which case such notice may be revoked by the Borrower if such transaction or refinancing is not consummated. Any prepayment of a SOFR Loan shall be accompanied by all accrued and unpaid interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(ii)    The Borrower may, upon notice to the Swingline Lender pursuant to delivery to the Swingline Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that, unless otherwise agreed by the Swingline Lender, (A) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. (ET) on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess hereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of principal shall be accompanied by all accrued and unpaid interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b)    Mandatory.

(i)    [Reserved].

(ii)    [Reserved].

(iii)    [Reserved].

(iv)    [Reserved].

(v)    [Reserved].

(vi)    [Reserved].

(vii)    Revolving Outstandings. If for any reason the Total Revolving Outstandings at any time exceed the Revolving Facility at such time, the Borrower shall immediately prepay Revolving Loans, Swingline Loans and L/C Borrowings (together with all accrued but unpaid interest thereon) and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(vii) unless, after the prepayment of the Revolving Loans and Swingline Loans, the Total Revolving Outstandings exceed the Revolving Facility at such time.

(viii)    Application of Other Payments. Except as otherwise provided in Section 2.15, prepayments of the Revolving Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swingline Loans, second, shall be applied to the outstanding Revolving Loans (without a commitment reduction), and, third, shall be used to Cash Collateralize the remaining L/C Obligations (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by the Borrower for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party or any Defaulting Lender that has provided Cash Collateral) to reimburse the L/C Issuer or the Revolving Lenders, as applicable.

Within the parameters of the applications set forth above, prepayments pursuant to this Section 2.05(b) shall be applied first to Base Rate Loans and then to SOFR Loans in direct order of maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06	Termination or Reduction of Commitments.

(a)    Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Facility, the Letter of Credit Sublimit or the Swingline Sublimit, or from time to time permanently reduce the Revolving Facility, the Letter of Credit Sublimit or the Swingline Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. (ET) five (5) Business Days prior to the date of termination or reduction, (ii) such notice may be conditioned upon the successful consummation of a specified transaction or a refinancing of such Revolving Loans in which case such notice may be revoked by the Borrower if such transaction or refinancing is not consummated, (iii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iv) the Borrower shall not terminate or reduce (A) the Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Revolving Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swingline Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swingline Loans would exceed the Letter of Credit Sublimit.

(b)    Mandatory. If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swingline Sublimit exceeds the Revolving Facility at such time, the Letter of Credit Sublimit or the Swingline Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c)    Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swingline Sublimit or the Revolving Commitment under this Section 2.06. Upon any reduction of the Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be reduced by such Lender’s Applicable Revolving Percentage of such reduction amount. All fees in respect of the Revolving Facility accrued until the effective date of any termination of the Revolving Facility shall be paid on the effective date of such termination.

2.07	Repayment of Loans.

(a)    Revolving Loans. The Borrower shall repay to the Revolving Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date, together with all outstanding interest and fees.

(b)    Swingline Loans. The Borrower shall repay each Swingline Loan on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Revolving Facility Maturity Date, in each case, together with all outstanding interest and fees.

2.08	Interest and Default Rate.

(a)    Interest. Subject to the provisions of Section 2.08(b), (i) each SOFR Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the SOFR Loan Rate plus the Applicable Margin; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for the Revolving Facility. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a calculation that is less than zero, such calculation shall be deemed zero for purposes of this Agreement.

(b)    Default Rate.

(i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)    Upon the request of the Required Lenders, while any Event of Default exists (including a payment default), all outstanding Obligations (including Letter of Credit Fees) may accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)    Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09	Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)    Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage, a commitment fee equal to the Applicable Margin times the actual daily amount by which the Revolving Facility exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15 (the “Commitment Fee”). For the avoidance of doubt, the Outstanding Amount of Swingline Loans shall not be counted towards or considered usage of the Revolving Facility for purposes of determining the commitment fee (except for the Swingline Lender). The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in ARTICLE IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Facility. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(b)    [Reserved].

(c)    Other Fees.

(i)    The Borrower shall pay to the Administrative Agent and the Arrangers for its own account fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)    The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10	Computation of Interest and Fees.

All computations of interest for Base Rate Loans (excluding Base Rate Loans determined by reference to the SOFR Loan Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360‑day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11	Evidence of Debt.

(a)    Maintenance of Accounts. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)    Maintenance of Records. In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12	Payments Generally; Administrative Agent’s Clawback.

(a)    General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. (ET) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (ET) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to Section 2.07(a). and as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(ii)    Direct Debit. On each date when the payment of any principal, interest or fees are due hereunder or under any Loan Document, the Borrower agrees to maintain on deposit in an ordinary checking account maintained by the Borrower with Administrative Agent (as such account shall be designated by the Borrower in a written notice to Agent from time to time, the “Borrower Account”) an amount sufficient to pay such principal, interest or fees in full on such date. The Borrower hereby authorizes the Administrative Agent (A) to deduct automatically all principal, interest or fees when due hereunder or under any Note from the Borrower Account, and (B) if and to the extent any payment of principal, interest or fees under this Agreement or any Loan Document is not made when due to deduct any such amount from any or all of the accounts of the Borrower maintained at the Administrative Agent. The Administrative Agent agrees to provide written notice to the Borrower of any automatic deduction made pursuant to this Section 2.12(a)(ii) showing in reasonable detail the amounts of such deduction. Lenders agree to reimburse the Borrower based on their Applicable Percentage for any amounts deducted from such accounts in excess of amount due hereunder and under any other Loan Documents.

(b)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of SOFR Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this ARTICLE II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in ARTICLE IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)    Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing (other than Swingline Borrowings) shall be made from the Appropriate Lenders, each payment of fees under Sections 2.09, 2.03(h) and 2.03(i) shall be made for account of the Appropriate Lenders, and each termination or reduction of the amount of the Commitments shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Revolving Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Appropriate Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrower shall be made for account of the Appropriate Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Appropriate Lenders.

2.13	Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that:

(a)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)    the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14	Cash Collateral.

(a)    Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Sections 2.05 or 8.02(c) or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one (1) Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances provided as Cash Collateral, and all other property so provided as collateral pursuant to Section 2.14(a), and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing deposit accounts at M&T. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Revolving Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly to the Borrower following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Revolving Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (A) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (B) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15	Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to ARTICLE VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swingline Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Swingline Lender or the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(v). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A)    Fees. No Defaulting Lender shall be entitled to receive any fee payable under Sections 2.09(a) and 2.09(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    Letter of Credit Fees. Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C)    Defaulting Lender Fees. With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the L/C Issuer and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Applicable Revolving Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non‑Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 11.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (A) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (B) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16    SOFR Conforming Changes.

In connection with the use or administration of SOFR, the Administrative Agent will have the right to make SOFR Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such SOFR Conforming Changes will become effective without any further action or consent of the Borrower or any other party hereto. The Administrative Agent will notify the Borrower of the effectiveness of any SOFR Conforming Changes within a reasonable time prior to such effectiveness.

2.17	Incremental Facility.

(a)    Request for Incremental Facility. Upon notice to Administrative Agent (and subject to the Borrower’s satisfaction of the conditions set forth in clause (e) of this Section below), the Borrower may from time to time after the Closing Date and until the fourth anniversary of the Closing Date, request an increase in the Revolving Commitments or add one or more incremental Revolving Facilities (an “Incremental Revolving Commitment” or an “Incremental Facility”, and any increase or addition to a class of Loans or Commitments pursuant to an increase or addition of incremental facility, an “Increase”) in an aggregate total principal amount not to exceed $30,000,000 (the “Available Incremental Amount”); provided that (i) any such request for an Increase shall be in a minimum amount of $10,000,000 in the aggregate or, if less, the entire unutilized amount of the maximum amount of all such requests set forth above and (ii) the Borrower shall make no more than a total of two (2) requests in the aggregate for such Increase. Such notice shall specify the proposed principal amount of such Increase and the proposed effective date for such Increase, which date shall be not less than ten (10) Business Days (or such shorter time agreed to by Administrative Agent in its sole discretion) after the date on which such notice is provided to the Administrative Agent.

(b)    [Reserved].

(c)    Additional Increase Lenders. The Borrower shall first approach the existing Lenders (through the Administrative Agent) in connection with any Increase. The Borrower may then after a reasonable period of time (but in no event to exceed ten (10) Business Days) from the date on which the Borrower delivers written notice of the proposed Increase to the Administrative Agent, approach any additional Persons reasonably acceptable to the Administrative Agent that are otherwise eligible to be Lenders hereunder (subject to the same approvals required for an assignment pursuant to Section 11.06) to become Lenders in connection with any Increase (each such Person, an “Additional Increase Lender”); provided that, for the avoidance of doubt, the existing Lenders shall be offered the opportunity to participate (on a pro-rata basis among such existing Lenders according to their Applicable Percentage under the Facilities at such time) in any Incremental Facility prior to any other new Person being offered such opportunity it being understood and agreed that any Lender that has not responded within such period shall be deemed to have declined to participate. Each Increase shall be effected pursuant to a joinder agreement (an “Increase Joinder”) to be executed by the Borrower and the Lenders providing such Increase, and acknowledged by the Administrative Agent, in form and substance reasonably satisfactory to each such party. Each Increase Joinder may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in connection with the applicable Increase and otherwise in accordance with the terms hereof, and, if applicable, shall join any Additional Increase Lender to this Agreement and the other Loan Documents. For the avoidance of doubt, no existing Lender will be required to participate in any Incremental Facility.

(d)    Effective Date and Allocations. If the Revolving Commitments are increased or an Incremental Facility is provided in accordance with this Section 2.17, the Borrower, in consultation with the Administrative Agent, shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Increase. Administrative Agent shall promptly notify the Borrower and the Revolving Lenders of the final allocation of such Increase and the Increase Effective Date.

(e)    Conditions to Effectiveness of Increase. As conditions precedent to each Increase, at the time of and after giving effect to the effectiveness of any proposed Increase (in each case, assuming the full amount thereof is funded) and the use of proceeds thereof, as demonstrated in an officer’s certificate (in form and substance reasonably acceptable to the Administrative Agent) delivered to the Administrative Agent prior to the incurrence of any such Increase: (i) no Default or Event of Default shall exist immediately prior to and immediately after giving effect to the Increase; (ii) no Material Adverse Effect shall have occurred since the Closing Date; (iii)  the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.11 immediately prior to and immediately after giving effect to the Increase; (iv) the Borrower and the Lenders providing such Increase, including any Additional Increase Lender, shall have executed and delivered an Increase Joinder for such Increase, which shall have been acknowledged by the Administrative Agent; (v) the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects; (vi) except as otherwise set forth in this Section 2.17, the applicable conditions precedent to the effectiveness of any Increase, including as to the timing of any such condition (as between being made upon execution of an Increase Joinder or upon the making of any Loans thereunder) shall be as may be agreed to between the Borrower and the Lenders providing such Increase (including the scope of any representations and warranties to be made); and (vii) the proceeds of any Increase shall be used solely in accordance with Section 6.15. In the case of an Incremental Revolving Commitment, the Revolving Loans outstanding on the Increase Effective Date shall be reallocated and adjusted between and among the applicable Lenders, and the Borrower shall pay any additional amounts required pursuant to this Agreement resulting therefrom, to the extent necessary to keep the outstanding applicable Revolving Loans ratable among the applicable Lenders with any revised Applicable Percentages, as applicable, arising from any non-ratable increase in the applicable Revolving Loans under this Section 2.17.

(f)    [Reserved].

(g)    Other Terms for Increase. Each Incremental Facility shall rank pari passu in right of security in respect of Collateral and in right of payment with the existing Obligations. Each Incremental Facility shall not be (x) secured by any Lien on any asset of the Borrower, any Guarantor or their respective Subsidiaries that does not also secure the Revolving Facilities or (y) guaranteed by any person other than the Guarantors. Incremental Facility shall not have a final stated maturity date that is earlier than the latest scheduled maturity date applicable to the existing Facility. Each Incremental Revolving Commitments shall be on substantially the same terms as the existing Revolving Commitments at such time, including without limitation the pricing related thereto, but excluding, for the avoidance of doubt, any fees to be agreed upon at such time.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.

(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by the Loan Parties. Without limiting or duplicating the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    Tax Indemnifications.

(i)    Without limiting or duplicating the provisions of subsection (a) or (b) above, each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii)    Each Lender and the L/C Issuer shall, and does hereby, severally indemnify the Administrative Agent and shall make payment in respect thereof within ten (10) days after demand therefor, for (A) any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (C) any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to the Lender or L/C Issuer from any other source against any amount due to the Administrative Agent under this clause (ii).

(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Status of Lenders; Tax Documentation.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing;

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed copies of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iv)    An Administrative Agent that is not also a Lender shall provide the Borrower with two duly completed copies of, if it is a U.S. Person, IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding, and, if it is not a U.S. Person, (1) IRS Form W-8ECI with respect to payments to be received by it as a beneficial owner and (2) IRS Form W-8IMY (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Lenders (and shall update such forms periodically upon the reasonable request of the Borrower), certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that this is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. Person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations).

(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02	Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the SOFR Loan Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the SOFR Loan Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the SOFR Loan Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the SOFR Loan Rate component of the Base Rate) immediately, and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the SOFR Loan Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the SOFR Loan Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the SOFR Loan Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03	Inability to Determine Rates.

(a)    Subject to Section 3.03(b), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “SOFR” cannot be determined pursuant to the definition thereof, the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended (to the extent of the affected SOFR Loans) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans immediately. Upon any such conversion, the Borrower shall also pay any additional amounts required pursuant to Section 3.05. If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

(b)    Effect of Benchmark Transition Event.

(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date prior to any setting of the then-current Benchmark, (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date in connection with a Benchmark Transition Event, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of such Benchmark setting and subsequent Benchmark settings without any amendment or further action or consent of any other party hereto, and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, the Administrative Agent may, with the consent of the Borrower, amend the terms of this Agreement to replace the then-current Benchmark with a Benchmark Replacement, with any such amendment to become effective as soon as practicable, upon notice to the Borrower, without any further action of the Borrower. No replacement of SOFR (or the then-current Benchmark) with a Benchmark Replacement pursuant to clause (y) above will occur prior to the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 180th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 180 days after such statement or publication, the date of such statement or publication). The Borrower shall pay all reasonable and documented out-of-pocket costs (including reasonable and documented attorneys’ fees) incurred by the Administrative Agent in connection with any amendment and related actions, negotiation, documentation or enforcement of the terms hereof or any related matters contemplated in this Section 3.03(b).

(ii)    Benchmark Replacement Conforming Changes. In connection with the implementation or administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement. The Administrative Agent shall not be liable to any party hereto for any Benchmark Replacement Conforming Changes it makes in good faith.

(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (I) the implementation of any Benchmark Replacement and (II) the effectiveness of any Benchmark Replacement Conforming Changes. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(b)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment, or of the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action or any selection, will be conclusive and binding on all parties hereto absent manifest error, and may be made in its or their sole discretion and without consent from any other party to this Agreement or other Loan Document (except, in each case, as expressly required pursuant to this Section 3.03) and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually by each party hereto.

(iv)    Unavailability of Tenor Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (I) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify (or, if there is not currently such a definition, may add) the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or nonrepresentative tenor and (II) if a tenor that was removed pursuant to clause (I) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify (or, if there is not currently such a definition, may add) the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section 3.03(b), the Borrower may revoke any pending request for a SOFR Loan, or conversion to, or continuation of, SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (I) the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (II) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans immediately. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable will not be used in any determination of the Base Rate.

3.04	Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the L/C Issuer any other condition, cost or expense affecting this Agreement or SOFR Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer and explanation of the basis for such increased costs in reasonable detail, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)    [Reserved].

(d)    Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth (in reasonable detail) the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b)  of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(e)    [Reserved].

(f)    Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

3.05	Compensation for Losses.

Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly, or as soon as reasonably practical, compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)    [reserved];

(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c)    [reserved],

in each case, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06	Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower, such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable, documented and out-of-pocket costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07	Survival.

All of the Borrower’s obligations under this ARTICLE III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, resignation of the Administrative Agent and the Facility Termination Date.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Initial Credit Extension.

The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent (in addition to those set forth in Section 4.02):

(a)    Execution of Credit Agreement; Loan Documents. The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a Responsible Officer of each Loan Party and a duly authorized officer of each Lender, (ii) for the account of each Lender requesting a Note, a Note executed by a Responsible Officer of the Borrower, (iii) counterparts of the Security Agreement, and each other Collateral Document, executed by a Responsible Officer of the applicable Loan Parties and a duly authorized officer of each other Person party thereto, as applicable, and (iv) counterparts of any other Loan Document, executed by a Responsible Officer of the applicable Loan Party and a duly authorized officer of each other Person party thereto.

(b)    Officer’s Certificate. The Administrative Agent shall have received a certificate of the secretary (or other appropriate officer) of each Loan Party, dated the Closing Date, certifying as to the Organization Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Loan Party, the good standing, existence or its equivalent of each Loan Party dated not more than twenty (20) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of such Loan Party’s jurisdiction of incorporation or formation and of the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party.

(c)    Legal Opinions of Counsel. The Administrative Agent shall have received a customary opinion or opinions (including, if reasonably requested by the Administrative Agent, local counsel opinions) of counsel for the Loan Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent.

(d)    Financial Statements. The Administrative Agent and the Lenders shall have received copies of the Borrower’s audited Consolidated balance sheet and statements of income or operations, shareholders’ equity and cash flows for the Fiscal Years ended as of March 25, 2023, March 30, 2024 and March 29, 2025; provided, that Administrative Agent hereby acknowledges receipt of the financial statements required to be delivered by this clause (d).

(e)    Personal Property Collateral. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent:

(i)    (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, and the locations of Collateral, as applicable, of each Loan Party, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens, (B) tax lien, judgment, pending litigation, fixture filing and bankruptcy searches of each Loan Party and (C) the Perfection Certificate;

(ii)    searches of ownership of Intellectual Property in the appropriate governmental offices and, subject to Section 6.18(a), such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property;

(iii)    completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iv)    membership or stock certificates, if any, evidencing the Pledged Equity and undated stock or transfer powers duly executed in blank, in each case, to the extent such Pledged Equity is certificated;

(v)    subject to Section 6.19(b), in the case of any personal property Collateral located at premises leased by a Loan Party and set forth on Schedule 5.21(g), such estoppel letters, consents and waivers from the landlords of such domestic real property to the extent required to be delivered in connection with Section 6.14 (such letters, consents and waivers shall be in form and substance satisfactory to the Administrative Agent, it being acknowledged and agreed that any Landlord Waiver is satisfactory to the Administrative Agent).

(vi)    to the extent required to be delivered, filed, registered or recorded pursuant to the terms and conditions of the Collateral Documents, all instruments, documents and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to create and perfect the Administrative Agent’s and the Lenders’ security interest in the Collateral; and

(vii)    subject to Section 6.19(b), Qualifying Control Agreements satisfactory to the Administrative Agent to the extent required to be delivered pursuant to Section 6.18.

(f)    Liability, Casualty, Property, Terrorism, and Business Interruption Insurance. The Administrative Agent shall have received copies of certificates or evidence of insurance containing satisfactory evidence that all insurance required to be maintained pursuant to Section 6.22 or the Collateral Documents has been obtained and will be in effect on the Closing Date along with copies of the forms of loss payee and additional insured endorsement to be delivered in connection with such insurance policies which forms shall be reasonably satisfactory to the Administrative Agent. The Loan Parties shall have delivered to the Administrative Agent an Authorization to Share Insurance Information.

(g)    [Reserved].

(h)    Closing Certificate. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower as of the Closing Date, as to certain financial matters (including calculations demonstrating that, after giving effect to the Transactions on a Pro Forma Basis, the Total Funded Leverage Ratio does not exceed 2.50:1.00), substantially in the form of Exhibit C.

(i)    Loan Notice. The Administrative Agent shall have received a Loan Notice with respect to the Loans to be made on the Closing Date.

(j)    Filings, Registrations and Recordings. Each document (including any UCC financing statement) required by this Agreement, any other Loan Document or under Law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create, in favor of Administrative Agent, a perfected (to the extent required to be perfected pursuant to the Security Agreement) security interest in or lien upon the Collateral shall have been properly executed by the Loan Parties.

(k)    Material Contracts. The Administrative Agent shall have received copies of all Material Contracts.

(l)    Consents. The Administrative Agent shall have received evidence that all members, boards of directors, governmental, shareholder and material third-party consents and approvals necessary in connection with the entering into of this Agreement have been obtained.

(m)    Fees and Expenses. The Administrative Agent and the Lenders shall have received all fees and expenses, if any, owing pursuant to the Fee Letter, this Agreement and any other Loan Document.

(n)    Due Diligence. The Lenders shall have completed a due diligence investigation of the Borrower and its Subsidiaries in scope, and with results, reasonably satisfactory to the Lenders. Such investigation shall include completion of all customary diligence related to real property.

(o)    Evidence of Solvency. The Administrative Agent and the Lenders shall have received a Solvency Certificate from a Responsible Officer of the Borrower (on a consolidated basis) on the Closing Date.

(p)    No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of the last audited financial statements of the Borrower delivered to the Administrative Agent.

(q)    No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Authority shall be continuing or threatened in writing against any Loan Party or against the officers or directors of any Loan Party in connection with this Agreement, the other Loan Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of the Required Lenders, is deemed to be material or which in the reasonable opinion of the Required Lenders could reasonably be expected to have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Authority.

(r)    Confirmation of Payoff and Lien Releases. The Administrative Agent shall have received a fully executed letter agreement from any lender of Prior Indebtedness (or agent thereof) reasonably satisfactory to the Administrative Agent confirming that such Prior Indebtedness has been (or substantially simultaneously with the initial funding of the Loans shall be) satisfied in full and all Liens upon any of the assets of the Loan Parties or any of their Subsidiaries in favor of such lender have been released.

(s)    USA PATRIOT Act; Beneficial Ownership. Each Loan Party shall have provided (i) the documentation and other information reasonably requested in connection with satisfactory compliance clearing, including, without limitation, in respect of applicable “know your customer” rules and regulations and Anti-Money Laundering Laws, including, without limitation, the USA PATRIOT Act, and (ii) to the extent a Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification, in each case at least three (3) Business Days prior to the Closing Date.

(t)    Organizational Structure Chart. A copy of the organizational structure chart for the Borrower and all direct and indirect Subsidiaries of the Borrower, as in effect on the Closing Date.

(u)    Other Documents. All other documents provided for herein or which the Administrative Agent or any other Lender may reasonably request or require.

(v)    Additional Information. Such additional information and materials which the Administrative Agent and/or any Lender shall reasonably request or require.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02	Conditions to All Credit Extensions.

The obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of SOFR Loans) is subject to the satisfaction of the following conditions precedent:

(a)    Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in ARTICLE V and in each other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the date of such Credit Extension except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Credit Extension except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b)    Default. No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)    Request for Credit Extension. The Administrative Agent and, if applicable, the L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)    No Contravention of Law. The Credit Extension shall not contravene any Law applicable to any Loan Party, any Subsidiary of any Loan Party, the Administrative Agent, or any of the Lenders.

(e)    No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of the last audited financial statements of the Borrower delivered to the Administrative Agent.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders, as of the date made or deemed made (for purposes of the representations and warranties made under this ARTICLE V on the Closing Date, pro forma effect shall be given to the consummation of the Transactions), that:

5.01	Existence, Qualification and Power.

Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and to consummate the Transactions to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. The copy of the Organization Documents of each Loan Party provided to the Administrative Agent pursuant to the terms of this Agreement is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.02	Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, and the consummation of the Transactions, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than a Permitted Lien) under, or require any payment to be made under (i) any Material Contract or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03	Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained, (ii) filings and other actions necessary to perfect the Liens created by the Collateral Documents and (iii) any filing with the SEC that may be required.

5.04	Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity.

5.05	Financial Statements; No Material Adverse Effect.

(a)    Audited Financial Statements. The financial statements delivered pursuant to Sections 6.01(a) and Section 6.01(b) and the Historical Financial Statements (i) were prepared in accordance with GAAP, consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholder’s equity for the period covered thereby in accordance with GAAP, consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)    [Reserved].

(c)    Material Adverse Effect. Since March 29, 2025, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)    [Reserved].

(e)    [Reserved].

(f)    Material Liabilities. No Loan Party has any material liabilities not disclosed in the audited financial statements referenced in Section 5.05(a).

5.06	Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the Transactions, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07	No Default or Event of Default.

Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08	Ownership and Operation of Property.

Each Loan Party and each of its Subsidiaries has good, marketable, legal and insurable fee simple title to, or valid leasehold interests in, all real property (including, without limitation, the Real Property) necessary or used in the ordinary conduct of its business free and clear of all Liens, other than Permitted Liens.

5.09	Environmental Compliance.

(a)    Each Loan Party and each of its Subsidiaries has duly complied with, and each of their respective businesses, facilities, equipment, assets, property, leaseholds and Real Property are in compliance with, the provisions of all Environmental Laws, except where the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and there are no outstanding citations, notices or orders regarding non-compliance issued to any Loan Party or any of its Subsidiaries or relating to any of their respective businesses, facilities, equipment, assets, property, leaseholds or Real Property under any Environmental Laws, which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)    Each Loan Party and each of its Subsidiaries has been issued all federal, state and local licenses, certificates or permits required by all Environmental Laws for the operation of each of their respective businesses, facilities, equipment, assets, property, leaseholds and Real Property, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c)    Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) there has been no Release, or to the knowledge of any Loan Party, threat of Release, of Hazardous Materials at, upon, under, within or from any Real Property or any premises leased by any Loan Party or any of its Subsidiaries; (ii) there are no underground storage tanks, polychlorinated biphenyls or per- or polyfluoroalkyl substances located on the Real Property or any premises leased by any Loan Party or any of its Subsidiaries; (iii) the Real Property and any premises leased by any Loan Party or any of its Subsidiaries have never been used as a treatment, storage or disposal facility of Hazardous Materials; (iv) no Hazardous Materials are present on the Real Property or any premises leased by any Loan Party or any of its Subsidiaries, excepting as are handled in accordance with all Environmental Laws and as are necessary for the operation of the commercial business of any Loan Party, Subsidiary or their respective tenants; and (v) no Loan Party or any Subsidiary has received any notice, request for information, communication, claim, demand or complaint alleging Environmental Liability which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements of any Loan Party or Subsidiary.

5.10	Insurance.

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The general liability, casualty, property, terrorism and business interruption insurance coverage of the Loan Parties as in effect on the Closing Date, and as of the last date after such date that such Schedule was required to be updated in accordance with Section 6.02, is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 5.10 and such insurance coverage complies with the requirements set forth in this Agreement and the other Loan Documents.

5.11	Taxes.

Each Loan Party has filed all income and other material federal, state, provincial, income and local tax returns required by law to be filed with any Governmental Authority, and has paid all income and other material Taxes, Charges, assessments, fees and other governmental charges that are due and payable except as are being Properly Contested. The provision for Taxes on the books of each Loan Party is adequate in all material respects for all years not closed by applicable statutes, and for its current Fiscal Year, and no Loan Party has any knowledge of any material deficiency or additional assessment in connection therewith not provided for on its books.

5.12	ERISA Compliance.

(a)    No Pension Benefit Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Benefit Plan.

(b)    (i) No event or condition exists that may reasonably be expected to result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, and no withdrawal liability to a Multiemployer Plan has been incurred or is reasonably expected to be incurred; (ii) no Loan Party and no member of the Controlled Group has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, with respect to a Multiemployer Plan; and (iii) no Loan Party or any member of the Controlled Group has received notice pursuant to Section 4242(a)(1)(B) of ERISA that a Multiemployer Plan is in reorganization and that additional contributions are due to the Multiemployer Plan pursuant to Section 4243 of ERISA.

(c)    Except as would not reasonably be expected to have a Material Adverse Effect, (i) neither any Loan Party nor any member of the Controlled Group has incurred any liability to the PBGC (other than for the payment of premiums), the IRS or Department of Labor with respect to any Plan, or to any Pension Benefit Plan or any related trust under Title IV of ERISA, and there are no premium payments which have become due which are unpaid; (ii) no Pension Benefit Plan has any unfunded pension liability (i.e., excess of benefit liabilities over the current value of that Pension Benefit Plan’s assets, determined pursuant to the assumptions used for funding the Pension Benefit Plan for the applicable plan year in accordance with Section 430 of the Code), each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Pension Benefit Plan, and each Pension Benefit Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (iii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the IRS to be qualified under Section 401(a) of the Code, or such Plan is within an applicable remedial amendment period during which a determination letter request may be filed with the IRS, and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code and nothing has occurred subsequent to the issuance of such determination that would cause such Plan to lose its qualified status; (iv) except as disclosed in Schedule 5.12, the current value of the assets of each Pension Benefit Plan exceeds the present value of the accrued benefits and other liabilities of such Pension Benefit Plan; (v) each Loan Party and each member of the Controlled Group are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Plan and have performed all their obligations under each Plan and have not breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vi) no Loan Party or member of the Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and, to the Loan Parties’ knowledge, no fact exists which could give rise to any such liability; (vii) no Loan Party or member of the Controlled Group has incurred any liability in connection with a non-exempt “prohibited transaction” by a Plan described in Section 406 of the ERISA or Section 4975 of the Code; (viii) each Loan Party and each member of the Controlled Group has made all contributions due and payable with respect to each Retirement Plan, Multiemployer Plan and Multiple Employer Plan; (ix) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period has not been waived; (x) neither any Loan Party nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code or similar state law; and (xi) no Loan Party or member of the Controlled Group has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan; and (xii) no ERISA Event has occurred or is reasonably expected to occur.

(d)    There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to result in a Material Adverse Effect.

(e)    No Loan Party holds or will hold “plan assets”, as defined by Section 3(42) of ERISA, of any Benefit Plan.

5.13	Margin Regulations; Investment Company Act.

(a)    Margin Regulations. No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)    Investment Company Act. Neither the Borrower nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14	Disclosure.

No representation or warranty made by any Loan Party in this Agreement or in any financial statement, written report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein, taken as a whole and as supplemented from time to time, in light of the circumstances under which they were made, not misleading in any material respect; provided that with respect to projected financial information, the Loan Parties represent only that such projections were prepared in good faith based on assumptions believed to be reasonable at the time prepared (it being understood that assumptions as to future results are inherently subject to uncertainty and contingencies, many of which are beyond the Loan Parties’ control, and that no assurances can be given that any particular projections will be realized and actual results during the period or periods covered by any such projected financial information may differ significantly from the projected results and such differences may be material).

5.15	Compliance with Laws.

Each Loan Party and each Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being Properly Contested or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16	Solvency.

After giving effect to the Transactions, the Borrower and its Subsidiaries, taken as a whole, will be Solvent.

5.17	[Reserved].

5.18	Sanctions Concerns and Anti-Corruption Laws.

The Borrower, its Subsidiaries and each other Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by each Loan Party, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Loan Party and their Subsidiaries and their respective officers, directors, employees and, to the knowledge of each Loan Party, agents are and, for the past five years, have been in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, and applicable Sanctions. None of any Loan Party or any Subsidiary of any Loan Party or any of their respective directors, officers, employees, agents or Affiliates is a Sanctioned Person or located, operating, organized or resident in a Designated Jurisdiction. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will result in a violation by any party hereto of Anti-Corruption Laws, Anti-Money Laundering or applicable Sanctions or result in any party hereto becoming a Sanction Person.

5.19	Responsible Officers.

Set forth on Schedule 1.01(c) are Responsible Officers, holding the offices indicated next to their respective names, as of the Closing Date and as of the last date after such date that such Schedule was required to be updated in accordance with Section 6.02 and such Responsible Officers are the duly elected and qualified officers of such Loan Party and are duly authorized to execute and deliver, on behalf of the respective Loan Party, this Agreement, the Notes and the other Loan Documents.

5.20	Subsidiaries; Equity Interests; Loan Parties.

(a)    Subsidiaries, Joint Ventures, Partnerships and Equity Investments. Set forth on Schedule 5.20(a), is the following information which is true and complete in all respects as of the Closing Date and as of the last date after such date that such Schedule was required to be updated in accordance with Section 6.02: (i) a complete and accurate list of all Subsidiaries, joint ventures and partnerships and other Equity Interests owned by the Loan Parties as of the Closing Date and as of the last date after such date that such Schedule was required to be updated in accordance with Section 6.02, (ii) the number of shares of each class of Equity Interests in each Loan Party and its Subsidiaries outstanding, (iii) the number and percentage of outstanding shares of each class of Equity Interests owned by the Loan Parties and their Subsidiaries and (iv) the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.). The outstanding Equity Interests in all Subsidiaries of the Borrower are validly issued, fully paid and non-assessable and are owned free and clear of all Liens (other than Permitted Liens). There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options and other incentive equity granted to employees, service providers or directors and directors’ qualifying shares) of any nature relating to the Equity Interests of any Loan Party or any Subsidiary thereof, except as contemplated in connection with the Loan Documents or as set forth on Schedule 5.20(a).

(b)    Loan Parties. Set forth on Schedule 5.20(b) is a complete and accurate list of all Loan Parties, showing as of the Closing Date, or as of the last date after such date that such Schedule was required to be updated in accordance with Section 6.02, (as to each Loan Party) (i) the exact legal name, (ii) any former legal names of such Loan Party in the four (4) months prior to the Closing Date, (iii) the jurisdiction of its incorporation or organization, as applicable, (iv) the type of organization, (v) the jurisdictions in which such Loan Party is qualified to do business, (vi) the address of its chief executive office, (vii) the address of its principal place of business, (viii) its U.S. federal taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation or organization, (ix) the organization identification number and (x) ownership information (e.g., publicly held or if private or partnership, the owners of each of the Loan Parties).

5.21	Collateral Representations.

(a)    Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

(b)    [Reserved].

(c)    Documents, Instrument, and Tangible Chattel Paper. Set forth on Schedule 5.21(c), as of the Closing Date and as of the last date after such date that such Schedule was required to be updated in accordance with Section 6.02, is a description of all Documents, Instruments, and Tangible Chattel Paper having a value in excess of $250,000 of the Loan Parties (including the Loan Party owning such Document, Instrument and Tangible Chattel Paper and such other information as reasonably requested by the Administrative Agent).

(d)    Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights, and Securities Accounts.

(i)    Set forth on Schedule 5.21(d)(i), as of the Closing Date and as of the last date after such date that such Schedule was required to be updated in accordance with Section 6.02, is a description of all Deposit Accounts and Securities Accounts of the Loan Parties, including the name of (A) the applicable Loan Party, (B) in the case of a Deposit Account, the depository institution and average amount held in such Deposit Account over the last thirty (30) days and whether such account is an Excluded Account, and (C) in the case of a Securities Account, the Securities Intermediary or issuer and the average aggregate market value held in such Securities Account, as applicable.

(ii)    Set forth on Schedule 5.21(d)(ii), as of the Closing Date and as of the last date after such date that such Schedule was required to be updated in accordance with Section 6.02, is a description of all Electronic Chattel Paper (as defined in the UCC) and Letter-of-Credit Rights (as defined in the UCC) of the Loan Parties in each case with a value in excess of $250,000, including the name of (A) the applicable Loan Party, (B) in the case of Electronic Chattel Paper (as defined in the UCC), the account debtor and (C) in the case of Letter-of-Credit Rights (as defined in the UCC), the issuer or nominated person, as applicable.

(e)    Commercial Tort Claims. Set forth on Schedule 5.21(e), as of the Closing Date and as of the last date after such date that such Schedule was required to be updated in accordance with Section 6.02, is a description of all Commercial Tort Claims of the Loan Parties with a value in excess of $250,000 (detailing such Commercial Tort Claim in such detail as reasonably requested by the Administrative Agent).

(f)    Pledged Equity Interests. Set forth on Schedule 5.21(f), as of the Closing Date and as of the last date after such date that such Schedule was required to be updated in accordance with Section 6.02, is a list of all other Equity Interests required to be pledged to the Administrative Agent pursuant to the Collateral Documents (in each case, detailing the Grantor (as defined in the Security Agreement)).

(g)    Locations.

(i)    As of the Closing Date and as of the last date after such date that such Schedule was required to be updated in accordance with Section 6.02, (A) there is no location at which any Loan Party has any Inventory or Equipment (except for Inventory in transit, Inventory or Equipment out for repair, Inventory or Equipment in the possession of an employee or a third-party processor in the ordinary course of business and any other Inventory or Equipment not to exceed $250,000 in the aggregate) other than those locations listed on Schedule 5.21(g) hereto; (B) Schedule 5.21(g) hereto contains a correct and complete list of the legal names and addresses of each warehouse at which Inventory of any Loan Party with a value in excess of $250,000 is stored; (C) Schedule 5.21(g) hereto sets forth a correct and complete list of (1) each place of business of each Loan Party and (2) the chief executive office of each Loan Party; and (D) Schedule 5.21(g) hereto sets forth a correct and complete list of the location, by state and street address, of all Real Property owned or leasehold interests leased by each Loan Party, together with the names and addresses of any landlords.

(ii)    None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns.

(h)    Material Contracts. Set forth on Schedule 5.21(h), as of the Closing Date and as of the last date after such date that such Schedule was required to be updated in accordance with Section 6.02, is a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries. Copies of the Material Contracts have or will be provided or made available to the Administrative Agent or their counsel.

5.22	[Reserved].

5.23	Intellectual Property; Licenses, Etc.

All Patents (including design Patents), Patent applications (including design Patent applications), registered Trademarks, applications for Trademark registrations, registered Copyrights and applications for Copyright registrations owned or held by any of the Loan Parties as of the Closing Date and as of the last date after such date that such Schedule was required to be updated in accordance with Section 6.02, are set forth on Schedule 5.23 and are valid, except as could not reasonably be expected to have a Material Adverse Effect. The Loan Parties own, license, or otherwise have the right to use all of the Intellectual Property rights which are necessary for the operation of its businesses without, to the knowledge of the Loan Parties, infringement upon or conflict with the rights of any other Person with respect thereto, except as could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date and as of the last date after such date that such Schedule was required to be updated in accordance with Section 6.02, each Patent, registered Trademark and registered Copyright owned by any Loan Party and set forth on Schedule 5.23 has been maintained so as to preserve the value thereof except for such maintenance that the applicable Loan Party has not pursued in its reasonable business judgment or as otherwise could not reasonably be expected to have a Material Adverse Effect.

5.24	Labor Matters.

No Loan Party is subject to any labor dispute which could reasonably be expected to cause a Material Adverse Effect. To the knowledge of the Loan Parties, there are no strikes or walkouts or union organization of the Borrower’s employees threatened in writing or in existence and no labor union contract is scheduled to expire prior to the Maturity Date except, in each case, as is not reasonably likely to cause a Material Adverse Effect.

5.25	[Reserved].

5.26	Licenses and Permits.

Each Loan Party (a) is in compliance in all material respects with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting business, in each case where the failure to be in compliance or to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

5.27	No Burdensome Restrictions.

No Loan Party is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Lien.

5.28	[Reserved].

5.29	Affected Financial Institutions.

No Loan Party is an Affected Financial Institution.

5.30	Outbound Investment Rules.

No Loan Party nor any of their Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. No Loan Party nor any of their Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Loan Party or Subsidiary were a U.S. Person or (iii) any other activity that would cause any Lender to be in violation of the Outbound Investment Rules or cause any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, such Loan Party shall (and shall cause each of its Subsidiaries to) until satisfaction in full of the Obligations, Cash Collateralization of L/C Obligations and termination of any Commitments (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted), unless at any time the Administrative Agent and the Required Lenders shall otherwise expressly consent or waive compliance in writing:

6.01	Financial Statements.

Deliver to the Administrative Agent for distribution by the Administrative Agent to each Lender, the following, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)    Annual Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each Fiscal Year, financial statements of the Borrower and its Subsidiaries, including, but not limited to, Consolidated and consolidating statements of income and stockholders’ equity and cash flow from the beginning of the current Fiscal Year to the end of such Fiscal Year and Consolidated and consolidating balance sheets as at the end of such Fiscal Year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, in reasonable detail and reported upon without any “going concern” or like qualification, and audited and reported by an independent certified public accounting firm selected by the Borrower and satisfactory to the Administrative Agent, together with a comparison with the previous Fiscal Year commencing with the report for the Fiscal Year ending March 28, 2026. The reports shall be accompanied by a Compliance Certificate. Delivery within the time period specified above of copies of the Borrower’s SEC Form 10-K prepared in compliance with the requirements thereunder and filed with the SEC shall be deemed to satisfy the requirements of this Section relating to Consolidated financial statements.

(b)    Quarterly Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each Fiscal Quarter, financial statements of the Borrower and its Subsidiaries, including, but not limited to, Consolidated statements of income and stockholders’ equity and cash flow from the beginning of the current Fiscal Year to the end of such Fiscal Quarter, as well as, from the beginning of such Fiscal Quarter to the end of such Fiscal Quarter and Consolidated balance sheets as at the end of such Fiscal Quarter, all prepared in accordance with GAAP applied on a basis consistent with prior practices, in reasonable detail and certified by a Responsible Officer of the Borrower, together with a comparison with the corresponding period of the previous Fiscal Year commencing with the report for the Fiscal Quarter ended June 28, 2025. The reports shall be accompanied by a Compliance Certificate. Delivery within the time period specified above of copies of the Borrower’s SEC Form 10-Q prepared in compliance with the requirements thereunder and filed with the SEC shall be deemed to satisfy the requirements of this Section relating to Consolidated financial statements.

(c)    SEC Filings and other Material Reports. Promptly after (i) the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower with the SEC, or any Official Body succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be and (ii) receipt thereof by the Borrower or any Subsidiary, copies of each notice received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any actual and material investigation or other material inquiry by the SEC or such other agency regarding financial or other operational results of the Borrower or any Subsidiary thereto. Delivery of the Borrower’s applicable SEC filing prepared in compliance with the requirements of the SEC and filed or furnished with the SEC shall be deemed to satisfy the requirements of this Section relating to the disclosure required under subsection (i) .

6.02	Certificates; Other Information.

Deliver to the Administrative Agent, for distribution by the Administrative Agent to each Lender, the following, each in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)    Additional Information. Such additional information as the Administrative Agent or any Lender shall reasonably request in order to enable the Administrative Agent or such Lender to determine whether the terms, covenants, provisions and conditions of this Agreement and the other Loan Documents have been complied with by the Loan Parties including, (a) copies of all environmental audits and reviews in the possession of any Loan Party or Subsidiary, and (b) promptly (and in any event within five (5) Business Days) upon any Loan Party’s learning thereof, notice of any strikes, walkouts or other labor disputes relating to any of its plants or other facilities that could reasonably be expected to have a Material Adverse Effect.

(b)    Projected Operating Budget. By the end of the first Fiscal Quarter of each Fiscal Year, a projected annual operating budget and cash flow of the Loan Parties on a Consolidated basis for such Fiscal Year (including a statement of cash flows, an income statement and a balance sheet on a quarterly basis along with any relevant assumptions relating to the projections), such projections to be prepared in good faith and based upon assumptions believed to be reasonable at the time prepared, it being understood and agreed that such forward-looking statements are subject to uncertainties, which may be beyond the control of the Borrower and that no assurances can be made that such results will be achieved.

(c)    Notice of Suits, Adverse Events Furnish. Promptly (and in any event within ten (10) Business Days) written notice of (i) any lapse or other termination of any permit or license issued to any Loan Party by any Governmental Authority or any other Person that is material to the operation of any Loan Party’s business, (ii) any refusal by any Governmental Authority or any other Person to renew or extend any permit or license issued to any Loan Party by any Governmental Authority or any other Person that is material to the operation of any Loan Party’s business; and (iii) copies of any periodic or special reports filed by any Loan Party or any Guarantor with any Governmental Authority or Person, if such reports indicate any material adverse change in the business, operations, affairs or financial condition of any Loan Party, or if copies thereof are requested by the Administrative Agent; provided that the Loan Parties shall provide all such notices outlined in items (i) through (iii) to the extent such items could reasonably create liability of the Loan Parties in excess of the Threshold Amount.

(d)    ERISA Notices and Requests. Written notice, as soon as is reasonably practicable (and in any event within five (5) Business Days), in the event that (i) any Loan Party or any member of the Controlled Group knows or has reason to know that an ERISA Event has occurred or is reasonably expected to occur, together with a written statement describing such ERISA Event and the action, if any, which such Loan Party or member of the Controlled Group is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, Department of Labor or PBGC with respect thereto, (ii) any Loan Party or member of the Controlled Group knows or has reason to know that a non-exempt prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred with respect to a Plan, together with a written statement describing such transaction and the action which such Loan Party or member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Pension Benefit Plan together with all communications received by any Loan Party or any member of the Controlled Group with respect to such request, (iv) any material increase in the benefits of any existing Pension Benefit Plan or the establishment of any new Pension Benefit Plan or the commencement of material contributions to any Pension Benefit Plan to which any Loan Party or any member of the Controlled Group was not previously contributing shall occur, (v) any Loan Party or any member of the Controlled Group shall receive from the PBGC a written notice of intention to terminate a Pension Benefit Plan or to have a trustee appointed to administer a Pension Benefit Plan, together with copies of each such notice, (vi) any Loan Party shall receive any unfavorable determination letter from the IRS regarding the qualification of a Retirement Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Loan Party or any member of the Controlled Group shall receive a written notice regarding the imposition of withdrawal liability under any Multiemployer Plan, together with copies of each such notice; (viii) any Loan Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment with respect to a Pension Benefit Plan; or (ix) any Loan Party or member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan; provided, that, the Loan Parties shall provide all such notices outlined in items (i) through (ix) to the extent such items would reasonably be expected to create liability of the Loan Parties in excess of $1,000,000.

(e)    Additional Documents. Promptly (and in any event within five (5) Business Days) execute and deliver to the Administrative Agent, upon request, such documents and agreements as the Administrative Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

(f)    Intellectual Property. Promptly notify the Administrative Agent and the Lenders (but in any event within thirty (30) days) if such Loan Party receives written notice of any objection to or pending challenge to the validity of any Loan Party’s material Patents, material Trademarks or material Copyrights filed with the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world to the extent that such objection or pending challenge is in writing, is reasonably likely to lead to litigation, and adversely affects Inventory in excess of the Threshold Amount.

(g)    Litigation. Promptly (and in any event within five (5) Business Days) notify the Administrative Agent and the Lenders in writing of any claim, litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects a material portion of the Collateral or which could reasonably be expected to have a Material Adverse Effect.

(h)    Material Occurrences. (i) Promptly (and in any event within two (2) Business Days) notify the Administrative Agent and the Lenders in writing upon the occurrence of: (A) any Event of Default or Default; (B) any loss or losses in an aggregate amount in excess of over $500,000, to the extent such loss or losses are not covered by insurance; and (C) each and every default by any Loan Party which could reasonably be expected to result in the acceleration of the maturity of any Indebtedness for borrowed money in a principal amount in excess of the Threshold Amount. (ii) Promptly notify the Administrative Agent and the Lenders in writing upon the occurrence of: (A) any event, development or circumstance whereby any financial statements or other reports furnished to the Administrative Agent and the Lenders fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Loan Party as of the date of such statements; (B) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Loan Party to a tax imposed by Section 4971 of the Code; (C) any (1) occurrence of any acquisition of Real Property during the term of this Agreement; (2) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(ii); and (3) Debt Issuance for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iv); and (D) any other development in the business or affairs of any Loan Party which could reasonably be expected to have a Material Adverse Effect; in each case, describing the nature thereof and the action the Borrower proposes to take with respect thereto.

(i)    Updated Schedules. Concurrently with the delivery of each Compliance Certificate, updated Schedules to this Agreement, to the extent required to be updated pursuant to the terms of this Agreement, which may be attached to the Compliance Certificate, to the extent required to make the representation related to such Schedule true and correct as of the date of such Compliance Certificate.

(j)    Auditors’ Reports. Promptly upon receipt, all management letters, and financial reports or written recommendations, if any, submitted to the Borrower or any of its Subsidiaries by its auditors in connection with each annual or interim audit or examination of its books by such auditors.

(k)    Beneficial Ownership. Promptly after a Responsible Officer of any Loan Party has notice thereof, written notice of any change in the information provided in any Beneficial Ownership Certification delivered to the Administrative Agent or a Lender that would result in a change to the list of beneficial owners identified in such Beneficial Ownership Certification.

(l)    Legal Name; State of Formation; Form of Entity. Provide at least ten (10) days prior written notice to the Administrative Agent (or such shorter period of time as agreed to by the Administrative Agent) of any change in legal name, state of formation, form of organization or principal place of business of any Loan Party or any of its Subsidiaries.

(m)    Amendments of Organization Documents; Fiscal Year and Accounting Changes. Each Loan Party shall ensure that no Loan Party nor any of its Subsidiaries shall do any of the following without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed:

(i)    Amend or otherwise modify any of its Organization Documents in any manner materially adverse to the Administrative Agent and the Lenders;

(ii)    Amend, waive or otherwise modify any Material Contract in any manner materially adverse to the Administrative Agent and the Lenders; or

(iii)    Make any material change upon not less than thirty (30) days prior written notice to the Administrative Agent and the Lenders (x) in accounting treatment and reporting practices except as required or permitted by GAAP or (y) in tax reporting treatment except as required or permitted by law.

Documents required to be delivered pursuant to Section 6.01(a), Section 6.01(b) and Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 1.01(a); or (b) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by fax transmission or e-mail transmission) of the posting of any such documents and provide to the Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”).

6.03	Payment of Fees.

Pay to the Administrative Agent or the Lenders, as applicable, all Obligations as and when due under the terms of this Agreement, the Fee Letter or any other Loan Document.

6.04	Conduct of Business and Maintenance of Existence and Assets.

(a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear and casualty and condemnation excepted and except as may be disposed of in accordance with the terms of this Agreement), and take all actions reasonably necessary to maintain and protect the validity of any Intellectual Property right included in the Collateral (other than with respect to the expiration of any Intellectual Property at the end of its statutory term or any Intellectual Property abandoned in the reasonable business judgment of any Loan Party); (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business; (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under applicable Laws, in each case of the foregoing clauses (a), (b) and (c), where the failure to do so could reasonably be expected to have a Material Adverse Effect, and (d) substantially maintain the nature of the business in which it is presently engaged except as otherwise permitted hereby.

6.05	Violations.

Promptly (and in any event within five (5) Business Days) notify the Administrative Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Authority, or of any agency thereof, applicable to any Loan Party which could reasonably be expected to have a Material Adverse Effect.

6.06	[Reserved].

6.07	Execution of Supplemental Instruments.

Promptly (and in any event within five (5) Business Days) execute and deliver to the Administrative Agent from time to time such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as the Administrative Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.

6.08	Payment of Indebtedness.

Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of the Administrative Agent and the Lenders.

6.09	Standards of Financial Statements; Books and Records.

(a)    Cause all financial statements referred to in Sections 6.01(a), (b) and Sections 6.02(a) and (b), as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnotes) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

(b)    Each Loan Party shall (i) keep proper books of record and account in which entries that are true and correct in all material respects will be made of all dealings or transactions of or in relation to its business and affairs; (ii) set up on its books reasonable accruals with respect to all material taxes, assessments, charges, levies and claims; and (iii) on a reasonably current basis in accordance with its customary business practice, set up on its books, from its earnings, allowances against doubtful receivables, advances and investments and all other proper accruals (including by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Loan Parties.

6.10	Federal Securities Laws.

Promptly notify the Administrative Agent and the Lenders in writing if the Borrower or any of its Subsidiaries (i)  registers any securities under the Exchange Act or (ii) files a registration statement under the Securities Act.

6.11	Inspection Rights.

(a)    Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower at reasonable times and during normal business hours no more than once in any twelve-month period, upon reasonable advance notice to the Borrower; provided that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower an unlimited number of times and at any time during normal business hours and without advance notice; provided, further, that the Administrative Agent shall give the Borrower a reasonable opportunity to participate in any discussions with the Borrower’s independent public accountants absent an Event of Default.

(b)    [Reserved].

(c)    Notwithstanding anything to the contrary in this Section 6.11, neither the Borrower nor any of its Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non‑financial trade secrets or non‑financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

6.12	Anti-Corruption Laws and Sanctions.

(a)    The Borrower, its Subsidiaries and each other Loan Party shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, each other Loan Party, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(b)    The Borrower, its Subsidiaries and each other Loan Party and their respective directors, officers, employees and agents shall at all times comply with the requirements of all Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws applicable to each of them.

(c)     The Borrower, its Subsidiaries and each other Loan Party shall provide the Administrative Agent and each Lender (through the Administrative Agent) any information in its possession or control reasonably requested by the Administrative Agent or any Lender to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws, including information regarding the Borrower, any Loan Party and any of their Subsidiaries.

(d)    If any Loan Party obtains actual knowledge or receives any written or oral notice that any Loan Party or any of its Subsidiaries, or any of their respective directors, officers, employees or agents, or any Person that owns, individually or in the aggregate, directly or indirectly, any legal or beneficial interest in such Loan Party or Subsidiary, is a Sanctioned Person (such occurrence, a “Sanctions Event”), such Loan Party shall immediately (i) give written notice to the Administrative Agent (which shall promptly notify each Lender) of such Sanctions Event, and (ii) comply with all applicable Laws with respect to such Sanctions Event (regardless of whether the Sanctioned Person is located within the jurisdiction of the relevant Governmental Authority), including Sanctions, and each Loan Party hereby authorizes and consents to the Administrative Agent and each Lender taking any and all steps the Administrative Agent or such Lender deem necessary, in their sole discretion, to avoid violation of all applicable Laws with respect to any such Sanctions Event, including the requirements of the Sanctions (including the freezing and/or blocking of assets and reporting such action to OFAC or other relevant Governmental Authority).

6.13	Depository Banks.

(a)         Maintain M&T as its primary depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.

6.14	Landlord Waivers.

Subject to Section 6.19(b), in the case of any domestic leased real property where books and records and/or tangible Collateral with a value in excess of $100,000 is located, the Loan Parties shall use commercially reasonable efforts to obtain Landlord Waivers (A) with respect to leases in existence on the Closing Date and set forth on Schedule 5.21(g) and (B) for thirty (30) days after entering into any lease following the Closing Date or after the tangible Collateral valued at any leased property exceeds $100,000.

6.15	Use of Proceeds.

(a)    Use the proceeds of the Revolving Facility to finance Permitted Acquisitions, to refinance the Prior Indebtedness, and to provide for working capital and general corporate purposes.

(b)    Each Loan Party shall ensure that no Loan Party nor any of its Subsidiaries shall (x) use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, (y) directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, (i) to fund any activities or business of, with or for the benefit of any Sanctioned Person or in or with any Designated Jurisdiction, (ii) in any manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swingline Lender, or otherwise) of Anti-Money Laundering Laws or Sanctions, or (iii) in any matter that could result in any Person becoming a Sanctioned Person, or (z) directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would be in violation of Anti-Corruption Laws.

6.16	Material Contracts.

Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with the terms applicable thereto, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17	Covenant to Guarantee Obligations.

The Loan Parties will cause each of their Subsidiaries (other than a Foreign Subsidiary) whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement. In connection therewith, the Loan Parties shall give notice to the Administrative Agent not less than ten (10) days prior (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion), to creating a Subsidiary or acquiring the Equity Interests of any other Person. In connection with the foregoing, the Loan Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.01(b), (c) and (e) and 6.18 and such other documents or agreements as the Administrative Agent may reasonably request, including without limitation, updated Schedules.

6.18	Covenant to Give Security.

Except with respect to Excluded Property:

(a)    Equity Interests and Personal Property. Each Loan Party will cause the Pledged Equity and all of its tangible and intangible personal property (other than Excluded Property) now owned or hereafter acquired by it to be subject at all times to a first priority, perfected Lien (subject to Permitted Liens to the extent permitted by the Loan Documents) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations pursuant to the terms and conditions of the Collateral Documents; provided, however, in no circumstances shall any Loan Party be required to pledge more than 65% of the voting Equity Interests of any Foreign Subsidiary. Each Loan Party shall provide customary opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, no Loan Party shall be required to make any filings or take any actions to record or perfect the Administrative Agent’s Lien in any Intellectual Property other than (A) the filing of financing statements under the UCC in the applicable jurisdictions, (B) the recording of one or more intellectual property security agreements with the U.S. Patent and Trademark Office or U.S. Copyright Office, as applicable, (C) at the request of the Administrative Agent, any other Intellectual Property filings that the Administrative Agent determines in its reasonable discretion (1) are material to the Loan Parties and (2) the expense of perfecting the Administrative Agent’s Lien is not disproportionate to the benefit realized by the Administrative Agent, the Lenders and the other Secured Parties, and (D) any additional filings consistent with the foregoing clauses (A), (B) and (C) that may be necessary to perfect the Administrative Agent’s Lien in any Intellectual Property acquired after the date hereof.

(b)    Account Control Agreements. Each of the Loan Parties shall not open, maintain or otherwise have any deposit or other accounts (including securities accounts) at any bank or other financial institution or any other account where money or securities are or may be deposited or maintained with any Person, other than (a) the Excluded Accounts, (b) deposit accounts maintained with M&T or deposit accounts that are maintained at all times with depositary institutions as to which the Administrative Agent shall have received a Qualifying Control Agreement, (c) securities accounts that are maintained at all times with financial institutions as to which the Administrative Agent shall have received a Qualifying Control Agreement, (d) deposit or other accounts with respect to which the Loan Parties are required to deliver Qualifying Control Agreements pursuant to the Loan Documents, and (e) other deposit accounts, so long as at any time the balance in any such account does not exceed $50,000 and the aggregate balance in all such accounts does not exceed $100,000.

6.19	Further Assurances; Post Closing Covenants.

(a)    Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder but only to the extent required by this Agreement or any other Loan Document, and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party, and cause each of its Subsidiaries to do so.

(b)    The Loan Parties shall (i) deliver to Administrative Agent each item set forth on Schedule 6.19(b) and (ii) perform each action set forth in Schedule 6.19(b), each within the time periods set forth opposite each such item or action on such Schedule or such later date as shall be acceptable to Administrative Agent in its sole discretion.

6.20	[Reserved].

6.21	Environmental Matters.

(a)    Each Loan Party and Subsidiary shall ensure that all Real Property and leaseholds and all operations and businesses conducted thereon remain in compliance in all respects with all Environmental Laws and they shall not place or permit to be placed any Hazardous Materials on any Real Property or leasehold, except as permitted by applicable Environmental Laws or appropriate Governmental Authorities, except in each case as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; provided, however, that no Loan Party shall be deemed to be in breach of this Section 6.21(a) to the extent any non-compliance with Environmental Laws or placement of Hazardous Materials on a leasehold arises solely from the actions or omission of a third-party landlord or other Person not under the control of such Loan Party.

(b)    In the event any Loan Party or Subsidiary obtains or receives any written notice, request for information, communication, claim, demand, order, citation or complaint alleging any Environmental Liability, which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, then the Borrower shall, within ten (10) Business Days, give written notice of same to the Administrative Agent and the Lenders reasonably detailing all relevant facts and circumstances of which any Loan Party or Subsidiary is aware and shall continue to forward copies of material correspondence, documents and reports between any Loan Party or Subsidiary and the Person making the allegations to the Administrative Agent and Lenders until the matter is settled or resolved. Such information is to be provided to allow the Administrative Agent to protect its security interest in and Lien on the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon the Administrative Agent or the Lenders with respect thereto.

(c)    In the event any Loan Party or Subsidiary obtains, gives or receives written notice of any Release or threat of Release of a reportable quantity of any Hazardous Materials at the Real Property or any leasehold, which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, then the Borrower shall, within ten (10) Business Days, give written notice of same to the Administrative Agent and the Lenders reasonably detailing all relevant facts and circumstances of which any Loan Party or Subsidiary is aware. Such information is to be provided to allow the Administrative Agent to protect its security interest in and Lien on the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon the Administrative Agent or the Lenders with respect thereto.

(d)    Each Loan Party and Subsidiary shall respond promptly to any alleged Environmental Liability, which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and take all necessary action required by any applicable Law in order to address such Environmental Liability, protect any Person and avoid subjecting the Collateral or Real Property to any Lien. If any Loan Party or Subsidiary shall fail to respond promptly in such manner or comply with any of the requirements of any Environmental Laws with respect to a Release or threat of Release of a Hazardous Material at any Real Property, the Administrative Agent may (after providing at least ten (10) days’ prior written notice to the Borrower, unless emergency conditions require immediate action), but without the obligation to do so, for the sole purpose of protecting the Administrative Agent’s or any Lender’s interest in the Real Property or Collateral, enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as the Administrative Agent determines are legally required to clean up, remove, mitigate or otherwise remediate any such Hazardous Materials. All reasonable costs and expenses incurred by the Administrative Agent or any Lender (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Loans shall be paid upon demand by the Loan Parties, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Administrative Agent and any Loan Party.

(e)    In the event that the Required Lenders reasonably believe that a Release or threat of Release of Hazardous Materials that could reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate, has occurred at any Real Property, promptly upon the written request of the Required Lenders, the Loan Parties shall provide the Administrative Agent and the Lenders, at the Loan Parties’ expense, with an environmental site assessment or environmental audit report prepared by an environmental consulting or engineering firm acceptable in the reasonable opinion of the Required Lenders, to assess with a reasonable degree of certainty the existence of such Hazardous Materials and the potential costs in connection with abatement, cleanup and removal of such Hazardous Materials found on, under, at, within or migrating from the Real Property. Any report or investigation of such Release or threat of Release of Hazardous Materials proposed and acceptable to an appropriate Governmental Authority that is charged to oversee the clean-up of such Hazardous Materials shall be acceptable to the Required Lenders.

(f)    Each Loan Party shall defend and indemnify the Administrative Agent and the Lenders and hold the Administrative Agent and the Lenders and their employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including reasonable attorney’s fees, suffered or incurred by the Administrative Agent or any Lender under or on account of any Environmental Laws, including the assertion of any Lien thereunder, with respect to the presence of any Hazardous Materials affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to and results from the negligence or willful misconduct on the part of the Administrative Agent or the Lenders or their respective employees, agents, directors and officers. The Loan Parties’ obligations under this Section 6.21 shall arise upon the discovery of a Release or threat of Release of any Hazardous Materials at the Real Property, whether or not any Person has taken or threatened any action in connection with the presence of any Hazardous Materials. The Loan Parties’ obligations and the indemnifications hereunder shall survive the termination of this Agreement.

6.22	Insurance.

The assets and properties of each Loan Party at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of such Loan Party so that such insurance shall remain in full force and effect. Each Loan Party shall at all times maintain such insurance coverage as shall be required by all Laws, governmental regulations and court decrees and orders applicable to it and such other insurance (including insurance on the Collateral), in such form, written by such companies, in such amounts, for such period, and against such risks as are customarily carried by similarly situated businesses with provisions reasonably satisfactory to the Administrative Agent for payment of all losses under any property or casualty insurance thereunder to the Administrative Agent as its interests may appear, including, subject to Section 6.19, loss payable endorsements in the case of property and casualty insurance and additional insured endorsements in the case of general liability insurance (including any umbrella policy), in each case, in favor of the Administrative Agent and reasonably satisfactory to the Administrative Agent; provided that, for the avoidance of doubt, endorsements shall not be required with respect to directors and officers liability insurance, errors and omissions insurance, fiduciary liability insurance, employment practices liability insurance, crime insurance and workers’ compensation insurance. A true and complete listing of all insurance as of the Closing Date, including issuers, coverage and deductibles is set forth on Schedule 5.10.

6.23	Taxes.

Each Loan Party will pay, when due, all income and other material Taxes, assessments and other Charges lawfully levied or assessed upon such Loan Party or any of the Collateral including real and personal property Taxes, assessments and Charges and all franchise, income, employment, social security benefits, withholding, and sales Taxes, except for any such amounts being Properly Contested. During the continuance of an Event of Default, if any Tax by any Governmental Authority is or may be imposed on or as a result of any transaction between any Loan Party and the Administrative Agent which the Administrative Agent may be required to withhold or pay or if any Taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in the Administrative Agent’s reasonable opinion, may create a valid Lien on the Collateral, the Administrative Agent may after notice to and discussion with the applicable Loan Party, pay the Taxes, assessments or other Charges and each Loan Party hereby indemnifies and holds Lender and the Administrative Agent harmless in respect thereof. The Administrative Agent will not pay any Taxes, assessments or Charges to the extent those taxes, assessments or Charges are being Properly Contested by or on behalf of the applicable Loan Party. The amount of any payment by the Administrative Agent under this Section 6.23 shall be added to the Obligations and, such Loan Party shall furnish the Administrative Agent with an indemnity therefor (or supply the Administrative Agent with evidence satisfactory to the Administrative Agent that due provision for the payment thereof has been made), the Administrative Agent may hold without interest any balance standing to such Loan Party’s credit and the Administrative Agent shall retain its security interest in and Lien on any and all Collateral held by the Administrative Agent.

6.24	Membership/Partnership Interest.

Each Loan Party shall ensure that no Loan Party shall elect to treat or permit any of its Subsidiaries to (i) treat its limited liability company membership interests or partnership interests, as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of UCC or (ii) certificate its limited liability company membership interests or partnership interests, as the case may be, unless prior notice thereof is given to Administrative Agent and the certificates evidencing such interests are delivered to Administrative Agent along with endorsements in blank.

6.25	Compliance with ERISA.

Each Loan Party shall ensure that no Loan Party nor any of its Subsidiaries shall (i)(x) maintain, or permit any member of the Controlled Group to maintain or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Pension Benefit Plan, other than those Pension Benefit Plans disclosed on Schedule 5.12; (ii) engage in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code with respect to a Plan; (iii) incur, or permit any Pension Benefit Plan to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code; (iv) terminate, or permit any member of the Controlled Group to terminate, any Pension Benefit Plan; (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.12; (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail to comply with the requirements of ERISA or the Code or other applicable Laws in respect of any Plan; or (viii) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA and the Code with respect to any Pension Benefit Plan, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Pension Benefit Plan, or (ix) take any action that would cause or result in (or would reasonably be expected to result in) an ERISA Event or (x) hold “plan assets”, as such term is defined by Section 3(42) of ERISA, of any Benefit Plan.

ARTICLE VII

NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01	Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for Permitted Liens.

7.02	Indebtedness.

(A) Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of:

(a)    Indebtedness to the Lenders under this Agreement and the other Loan Documents;

(b)    unsecured Indebtedness (other than Indebtedness described in clause (l) below) assumed or incurred in connection with any Permitted Acquisition, provided that the aggregate principal amount of Indebtedness outstanding in reliance on this subsection (b) shall not exceed $500,000 at any time;

(c)    Indebtedness arising under Swap Contracts incurred for the bona fide purposes of hedging risks to Loan Parties with respect to interest rate fluctuations as to the Indebtedness of the Loan Parties or fluctuations of commodities used in the ordinary course of business of the Loan Parties and, in each case, not for speculative or investment purposes;

(d)    (i) Guarantees made in the Ordinary Course of Business up to an aggregate amount for the Loan Parties and their Subsidiaries of $1,000,000, (ii) the endorsement of checks in the Ordinary Course of Business and (iii) Guarantees of the Loan Parties in respect of Indebtedness otherwise permitted hereunder of another Loan Party;

(e)    any Indebtedness existing on the Closing Date and listed on Schedule 7.02 hereto and any renewals or refinancing of such Indebtedness (provided that the aggregate principal amount of such renewed or refinanced Indebtedness shall not exceed the aggregate principal amount of such original Indebtedness outstanding on the Closing Date);

(f)    Indebtedness owing to any other Loan Party or any Subsidiary pursuant to loans among the Loan Parties and their Subsidiaries that are permitted by Section 7.12 hereof;

(g)    to the extent constituting Indebtedness, the endorsement of instruments or items of payment for deposit to the general account of such Loan Party;

(h)    to the extent constituting Indebtedness, liabilities incurred in connection with financing of insurance premiums in the Ordinary Course of Business;

(i)    Indebtedness incurred in the Ordinary Course of Business in connection with cash pooling, netting and cash management arrangements consisting of overdrafts or similar arrangements; provided that any such Indebtedness does not consist of Indebtedness for borrowed money and is owed to the financial institutions providing such arrangements;

(j)    Indebtedness of any Loan Party or any of its Subsidiaries arising under any performance, surety or appeal bonds, completion guaranties, workers’ compensation claims or letters of credit provided in the Ordinary Course of Business, but excluding in each case Indebtedness for borrowed money;

(k)    unsecured Indebtedness in the form of Earn-outs incurred in connection with a Permitted Acquisition (“Permitted Acquisition Earn-outs”); provided that (x) the aggregate amount of such Permitted Acquisition Earn-outs incurred after the Closing Date (excluding any earn-outs settled on a non-cash basis) in reliance upon this clause (k) shall not exceed $2,500,000 at any time outstanding, and (y) except with respect to up to $500,000 at any time outstanding of Permitted Acquisition Earn-outs, such Indebtedness shall constitute Subordinated Indebtedness;

(l)    unsecured Indebtedness in the form of Holdback Amounts incurred in connection with a Permitted Acquisition (“Permitted Acquisition Holdback Amounts”) provided that the aggregate amount of such Permitted Acquisition Holdback Amounts incurred after the Closing Date in reliance upon this clause (l) shall not exceed $5,000,000 at any time outstanding;

(m)    Seller Debt in an amount not to exceed $1,500,000 at any time outstanding, so long as, in each case, such Indebtedness constitutes Subordinated Indebtedness;

(n)    Investments permitted under Section 7.03;

(o)    Indebtedness evidenced by Capitalized Lease Obligations and purchase money indebtedness secured by a Permitted Lien in an aggregate amount not to exceed $2,500,000 outstanding at any time;

(p)    Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with (x) Dispositions (i) occurring prior to the Closing Date or (ii) permitted under Section 7.05 or (y) provided in the Ordinary Course of Business;

(q)    the accrual and capitalization of interest on any Indebtedness permitted hereunder; and

(r)    other Indebtedness not otherwise permitted by this Section 7.02(A) in an aggregate amount not to exceed $2,000,000.

(B) Except to the same extent such payments would be permitted pursuant to Section 7.06(d), prepay, redeem, purchase, defease or otherwise satisfy or obligate itself to do so prior to the scheduled maturity thereof in any manner (including by the exercise of any right of setoff), or make any payment in violation of any subordination, standstill or collateral sharing terms of or governing any Subordinated Indebtedness.

(C) (i) Amend, modify or change in any manner any term or condition of any Subordinated Indebtedness without the consent of the Required Lenders (not to be unreasonably withheld or delayed) or (ii) give any consent, waiver or approval thereunder in a manner that violates the subordination provisions governing such Subordinated Indebtedness, in each case, without the consent of the Required Lenders (not to be unreasonably withheld or delayed).

7.03	Investments.

Make or hold any Investments, except:

(a)    Cash Equivalents;

(b)    capital contributions and other capital and equity contributions by any Loan Party in any of its direct or indirect Subsidiaries that are also Loan Parties;

(c)    Investments existing on the Closing Date as set forth on Schedule 7.03;

(d)    Investments held by any Loan Party or any of their respective Subsidiaries in the form of cash;

(e)    Investments by any Loan Party or any Subsidiary thereof in (x) any other Loan Party and (y) any direct or indirect Subsidiary of a Loan Party that is not itself a Loan Party; provided that the aggregate outstanding amount of all investments by Loan Parties in reliance on this clause (y) shall not at any time exceed $2,000,000;

(f)    Investments consisting of advances in the form of a cash deposit or prepayment of expenses to vendors, suppliers and trade creditors so long as such deposits are made and such expenses are incurred in the Ordinary Course of Business;

(g)    Investments consisting of cash collateral for letters of credit permitted hereunder;

(h)    deposits made in the Ordinary Course of Business securing obligations or performance under real estate or personal property leases, warehousing arrangements and other Contractual Obligations otherwise permitted under the Loan Documents;

(i)    Investments consisting of receivables or notes receivable, extensions of trade credit, deposits made in connection with the purchase price of goods and services, endorsement of negotiable instruments and deposits for lease, utility and similar payments and contracts, in each case, in the Ordinary Course of Business;

(j)    equity or debt issued in connection with bankruptcy or insolvency proceedings of any customer in settlement of claims of the Borrower;

(k)    Investments received in settlement of amounts effected in the Ordinary Course of Business or owing as a result of insolvency proceedings involving a customer or upon the foreclosure or enforcement of any Lien;

(l)    Swap Contracts incurred for the bona fide purposes of hedging risks to Loan Parties with respect to interest rate fluctuations as to the Indebtedness of the Loan Parties or fluctuations of commodities used in the business of the Loan Parties and, in each case, not for speculative or investment purposes;

(m)    Investments constituting Permitted Acquisitions;

(n)    bank deposits in the ordinary course of business;

(o)    creation or establishment of one or more wholly-owned Subsidiaries of a Loan Party so long as the provisions of Sections 6.17 and 6.18 are complied with;

(p)    loans permitted under Section 7.12;

(q)    Investments not otherwise permitted by this Section 7.03 in an aggregate outstanding amount not to exceed at any time $1,000,000;

(r)    Investments constituting non-cash consideration received by the Loan Parties in connection with Dispositions permitted by Section 7.05(a)(vii); and

(s)    accretions and accruals of value on the above Investments.

7.04	Fundamental Changes.

(a)    Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it or consummate an LLC Division, except that (a) any Loan Party or Subsidiary may merge or consolidate with, or acquire all or a substantial portion of the assets or Equity Interests of, any other Loan Party or Subsidiary, and (b) any Loan Party may merge or consolidate with any other Loan Party for the sole purpose, and with the sole material effect, of changing its State of organization within the United States, so long as the Loan Party provides at least fifteen (15) days’ prior notice to the Administrative Agent of such merger or consolidation; provided that (A) the surviving entity of any such merger or consolidation contemplated by clauses (a) and (b) above involving (1) the Borrower is the Borrower and (2) a Loan Party (other than the Borrower), is a Loan Party and (B) any Loan Party or any of their Subsidiaries may effect a Permitted Acquisition provided that the acquired Person becomes a Loan Party to the extent required under Sections 6.17 and 6.18 simultaneous with the closing of such Permitted Acquisition;

(b)    Engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto;

(c)    Sell, lease, transfer or otherwise dispose of any of its properties or assets, except Dispositions of assets to the extent expressly permitted by Section 7.05 and any other sales or Dispositions expressly permitted by this Agreement; or

(d)    Invest in, acquire, or otherwise own any joint venture.

7.05	Dispositions.

(a) Make any Disposition or enter into any agreement to make any Disposition, except:

(i)    Permitted Transfers;

(ii)    with respect to properties that have been subject to a casualty, transfers of such properties to the insurer or its designee as part of an insurance settlement;

(iii)    Dispositions of property pursuant to the condemnation thereof (whether by deed in lieu of condemnation or otherwise);

(iv)    the leasing or subleasing of owned or leased real property;

(v)    the Disposition of other assets during any Fiscal Year having an aggregate fair market value of not more than $2,000,000; provided such Dispositions shall not exceed $6,000,000 in the aggregate during the term of this Agreement;

(vi)    Involuntary Dispositions;

(vii)    Dispositions of the assets and/or Equity Interests of any Subsidiary of the Borrower; provided that (i) no Event of Default shall have occurred and be continuing at the time of such Disposition or would result therefrom, (ii) such Disposition shall be for no less than the fair market value of such assets or Equity Interests at the time of such Disposition (in the good faith judgment of the Borrower), (iii) 75% or more of the purchase price for such assets or Equity Interests shall be paid to the Borrower or another Loan Party, as applicable, in the form of cash or Cash Equivalents, and (iv) the aggregate fair market value of all consideration other than cash or Cash Equivalents received by the Loan Parties in connection with Dispositions made in reliance on this clause (vii), shall not exceed $20,000,000 over the term of this Agreement; and

(viii)    Restricted Payments to the extent permitted pursuant to Section 7.06.

(b) Enter into any Sale and Leaseback Transaction, except for any such sale of any fixed or capital assets by the Loan Parties or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Loan Party or such Subsidiary acquires or completes the construction of such fixed or capital asset.

7.06	Restricted Payments.

Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)    dividends payable by the Borrower solely in its Equity Interests;

(b)    Restricted Payments made by any Subsidiary, on at least a pro rata basis with any shareholders other than the Loan Parties and their Subsidiaries if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries of the Borrower;

(c)    Restricted Payments to the extent contemplated by Section 7.08(f);

(d)    payment of Earn-outs owing in connection with Permitted Acquisitions (or Acquisitions completed prior to the date of this Agreement); provided, that other than to the extent such Earn-outs are funded directly or indirectly with Equity Issuances or the Loan Parties are reimbursed for such payments with the proceeds of Equity Issuances prior to the date the Compliance Certificate is required to be delivered for the Fiscal Quarter ending on or immediately after such payment is made, payments of any such Earn-outs may only be made if (A) (x) no Default or Event of Default has occurred and is continuing or would arise as a result of such payment, and (y) after giving effect to such payment, the Loan Parties are in compliance on a Pro Forma Basis with Sections 7.11(a) and (b);

(e)    the Borrower may make Restricted Payments, during any Fiscal Year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries;

(f)    provided no Default or Event of Default has occurred and is continuing, from and after the Closing Date, the Borrower may make Restricted Payments constituting the purchase stock of the Borrower or the declaration or payment of cash dividends; provided, however, (A) the amount of all such Restricted Payments made pursuant to this Section 7.06(f) shall not exceed (1) an aggregate amount of $25,000,000 from and after the Closing Date, and (2) an aggregate amount of $10,000,000 in any single Fiscal Year, and (B) any shares repurchased from the “net share” calculations under the Borrower’s 2021 Stock Incentive Plan and any successor or predecessor stock incentive plan (including stock options, restricted stock units, and LTIP share awards) up to an aggregate amount of $10,000,000 during any one Fiscal Year shall be excluded from the calculations set forth in subclause (A) above; and

(g)    Restricted Payments consisting of issuances of Equity Interests to enable any Loan Party to make repurchases of capital stock of any Loan Party deemed to occur upon the cashless exercise of options or warrants.

7.07	[Reserved].

7.08	Transactions with Affiliates.

Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction with, any Affiliate, except for:

(a)    transactions among Loan Parties which are permitted by the terms of this Agreement;

(b)    payment by Loan Parties of dividends and distributions permitted under Section 7.06 hereof;

(c)    transactions, arrangements, fees, reimbursements or indemnities in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate;

(d)    loans or advances permitted pursuant to Section 7.12(d);

(e)    payment of compensation in the Ordinary Course of Business;

(f)    the reimbursement of out-of-pocket costs and expenses (including indemnities) for employees, directors, officers and consultants in the Ordinary Course of Business; and

(g)    employment agreements and agreements incidental thereto entered into with officers and employees of the Loan Parties in the Ordinary Course of Business.

7.09	Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation (except for this Agreement and the other Loan Documents) that encumbers or restricts the ability of any such Person to (i) to act as a Loan Party, (ii) make Restricted Payments to any Loan Party, (iii) pay any Indebtedness or other obligation owed to any Loan Party, (iv) make loans or advances to any Loan Party, (v) grant licenses or sublicenses that qualify as Permitted Transfers or Permitted Liens or (vi) create any Lien upon any of their properties or assets, whether now owned or hereafter acquired, except, in the case of clause (vi) only, for any document or instrument governing Indebtedness incurred pursuant to Section 7.02(n) (provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith), any Indebtedness existing on the Closing Date and listed on Schedule 7.02, customary provisions restricting pledges, assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the Ordinary Course of Business, any agreement relating to the sale of any property permitted under this Agreement provided such restrictions are limited to the property which is subject of any such agreement and any Indebtedness permitted hereunder outstanding on the date any Person first becomes a Subsidiary of a Borrower.

7.10	Fiscal Year.

The Borrower will not change its Fiscal Year without providing at least thirty (30) calendar days prior written notice to the Administrative Agent, or make any material change in its accounting treatment or reporting practices (except as required by GAAP or the SEC).

7.11	Financial Covenants.

(a)    Maximum Total Funded Leverage Ratio. The Borrower will not permit, as of the end of each Fiscal Quarter, the Total Funded Leverage Ratio (with Total Funded Debt measured at the end of such Fiscal Quarter and Consolidated EBITDA determined for the period of four (4) consecutive Fiscal Quarters then ending), to be greater than 3.00 to 1.00; provided, however, upon the Borrower’s written request to the Administrative Agent prior to the end of a Fiscal Quarter during which a Material Permitted Acquisition has occurred, the maximum Total Funded Leverage Ratio permitted pursuant to this Section 7.11(a) shall be temporarily increased (the “Leverage Ratio Step Up”) to 3.50 to 1.00 for a four (4) Fiscal Quarter period, to be tested at the end of the Fiscal Quarter in which such Material Permitted Acquisition occurred and as of the end of each of the next succeeding three (3) Fiscal Quarters ending thereafter; provided, further, that (x) the Borrower may request any such Leverage Ratio Step Up not more than twice during the term of this Agreement and (y) after utilizing the first Leverage Ratio Step Up, the Total Funded Leverage Ratio shall reset to 3.00 to 1.00 for at least one full Fiscal Quarter until the second Leverage Ratio Step Up may be utilized.

(b)    Minimum Fixed Charge Coverage Ratio. The Borrower will not permit, as of the end of each Fiscal Quarter, the Fixed Charge Coverage Ratio to be less than 1.20 to 1.00.

7.12	Loans.

Make advances, loans or extensions of credit to any Person, including any Subsidiary or Affiliate, except with respect to:

(a)    the extension of commercial trade credit in the Ordinary Course of Business;

(b)    in connection with the sale of Inventory or the rendering of services in the Ordinary Course of Business;

(c)    intercompany loans and advances from any one or more Loan Parties or other Subsidiaries to any one or more other Loan Parties or other Subsidiaries; provided that (x) such loans and advances are evidenced by a demand note (which may cover all such intercompany loans and advances), (y) such demand note is pledged to the Administrative Agent and the Lenders, and (z) the amount of any intercompany loans made pursuant to this clause 7.12(c), together with any amounts invested under Section 7.03(e) shall not exceed the amounts set forth in Section 7.03(e); provided, further, that any such intercompany loans and advances to any direct or indirect Subsidiary of a Loan Party that is not itself a Loan Party shall not at any time exceed $2,000,000; and

(d)    loans to employees, including for relocation, not to exceed the aggregate principal amount of $500,000 outstanding at any time.

7.13	Outbound Investment Rules.

The Loan Parties will not, and will not permit any of their Subsidiaries to: (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Loan Party or Subsidiary were a U.S. Person or (iii) any other activity that would cause Lenders to be in violation of the Outbound Investment Rules or cause Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default.

Any of the following shall constitute an “Event of Default”:

(a)    Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)    Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02(b), 6.02(h), 6.03, 6.11, 6.15, ARTICLE VII or ARTICLE X; or

(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsections (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days from the earlier of (x) knowledge of such failure by a Responsible Officer of any Loan Party or (y) written notice of such failure to the Borrower by the Administrative Agent or any Lender; or

(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Loan Parties or their Subsidiaries herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed to have been made and such inaccuracy, if capable of being cured, shall not have been cured within thirty (30) days after such representation, warranty, certification or statement of fact was made or deemed made by or on behalf of the Loan Parties or their Subsidiaries herein; or

(e)    Cross-Default. (i) A “default” or “event of default” shall occur and be continuing under any agreement with respect to any Indebtedness of any Loan Party or any Subsidiary with an outstanding principal balance (or, in the case of Indebtedness not so denominated, with a then outstanding total obligation amount or total amount potentially due and payable by any Loan Party or Subsidiary) of the Threshold Amount or more, which would permit the holder of such Indebtedness to accelerate such Indebtedness (and/or the obligations of the applicable Loan Party or Subsidiary thereunder) prior to the scheduled maturity or termination thereof (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness), in any such case after giving effect to any applicable notice, grace or cure periods; or (ii) there occurs under any Swap Contract to which any Loan Party or any Subsidiary is a party an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any termination event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount and such Loan Party or Subsidiary fails to pay the amount owed when and as required to be paid therein, in any such case after giving effect to any applicable notice, grace or cure periods therein; or

(f)    Insolvency Proceedings, Etc. Any Loan Party or Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, receiver-manager, monitor, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)    Inability to Pay Debts; Attachment. (i) Any Loan Party or Subsidiary becomes unable or admit in writing its inability or fails generally to pay its debts as they become due (other than debts that are the subject of a good faith dispute by appropriate proceedings and as long as adequate reserves are maintained in accordance with GAAP), or ceases operations of its present business (except as otherwise permitted by this Agreement), or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not stayed, dismissed, released, vacated or fully bonded within thirty (30) days after its issue or levy, unless such action is being contested in good faith by appropriate proceedings and adequate reserves are maintained in accordance with GAAP; or

(h)    Judgments. There is entered against any Loan Party or Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of forty-five (45) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)    Plans. An ERISA Event occurs, or any other event or condition specified in Sections 6.25 or 6.02(d) hereof shall occur or exist with respect to any Plan, and such event, individually or in the aggregate, results in or would reasonably be expected to result in liability of the Loan Parties or any of their Subsidiaries in excess of the Threshold Amount and to have a Material Adverse Effect; provided, that no Event of Default shall be deemed to occur under this clause if such event or condition is being contested in good faith by appropriate proceedings and adequate reserves are being maintained in accordance with GAAP; or

(j)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations arising under the Loan Documents, ceases to be in full force and effect; or any Loan Party or Subsidiary contests in writing in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party or Subsidiary in writing denies that it has any or further liability or obligation under any material provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)    Collateral Documents. Any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason, other than solely as a result of any action or inaction by any Secured Party, cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on any material portion of the Collateral purported to be covered thereby; or any Loan Party or Subsidiary shall in writing assert the invalidity of such Liens; or

(l)    Change of Control. There shall occur any Change of Control.

Without limiting the provisions of ARTICLE IX, if a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Administrative Agent (with the approval of the Lenders or the Required Lenders, as the case may be (in their sole discretion)), as determined in accordance with Section 11.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the Lenders or the Required Lenders, as the case may be, or by the Administrative Agent with the approval of the Lenders or the Required Lenders, as the case may be, as required hereunder in Section 11.01.

8.02	Remedies upon Event of Default.

If any Event of Default occurs (subject to any applicable notice, grace or cure periods) and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)    declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)    exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable Law or equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States or any Event of Default pursuant to Sections 8.01(f) or (g) above, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03	Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02) or if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Secured Obligations then due hereunder, any amounts received on account of the Secured Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under ARTICLE III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer to the extent payable pursuant to the terms of this Agreement) arising under the Loan Documents and amounts payable under ARTICLE III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Secured Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, L/C Borrowings and Secured Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements and to the to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.14 in each case ratably among the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Secured Obligations have been paid in cash in full, to the Borrower or as otherwise required by applicable Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section 8.03.

Notwithstanding the foregoing, other than with respect to Secured Obligations owing to M&T, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of ARTICLE IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01	Appointment and Authority.

(a)    Appointment. Each of the Lenders and the L/C Issuer hereby irrevocably appoints, designates and authorizes M&T to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this ARTICLE IX are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions (other than as expressly set forth in Section 9.06). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)    Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank, and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this ARTICLE IX and ARTICLE XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02	Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

9.03	Exculpatory Provisions.

(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)    Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

(c)    Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in ARTICLE IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04	Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections.

9.05	Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this ARTICLE IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

9.06	Resignation of Administrative Agent.

(a)    Notice. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    Defaulting Lender. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    Effect of Resignation or Removal. With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this ARTICLE IX and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including, without limitation, (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d)    L/C Issuer and Swingline Lender. Any resignation or removal by M&T as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as L/C Issuer and Swingline Lender. If M&T resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If M&T resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as applicable, (ii) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to M&T to effectively assume the obligations of M&T with respect to such Letters of Credit.

9.07	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08	No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Arrangers, a Lender or the L/C Issuer hereunder.

9.09	Administrative Agent May File Proofs of Claim; Credit Bidding.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09, 2.10 and 11.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, receiver-manager, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 2.10 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any Disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (i) of Section 11.01 of this Agreement), and (iii) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Secured Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10	Collateral and Guaranty Matters.

Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 11.01;

(b)    to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (g) of the definition of “Permitted Liens”; and

(c)    to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11	Secured Cash Management Agreements and Secured Hedge Agreements.

Except as otherwise expressly set forth herein, no Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this ARTICLE IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements in the case of a Facility Termination Date.

9.12	No Reliance on Administrative Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Money Laundering Laws, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or its agents, this Agreement, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

9.13	Erroneous Payments.

(a)    If the Administrative Agent (x) notifies a Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party (but in any event excluding the Loan Parties and their Affiliates) (any such Lender, L/C Issuer, Secured Party or other recipient (and each of their respective successors and assigns) (but excluding the Loan Parties and their Affiliates), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.13 and held in trust for the benefit of the Administrative Agent, and such Lender, L/C Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting immediately preceding clause (a), each Payment Recipient agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)    such Payment Recipient shall promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.13(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.13(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.13(a) or on whether or not an Erroneous Payment has been made.

(c)    Each Payment Recipient hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)    (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)    Subject to Section 11.06, the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent (and Borrower, as applicable) shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)    The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, L/C Issuer or Secured Party, to the rights and interests of such Lender, L/C Issuer or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Secured Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Secured Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party; provided that this Section 9.13 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)    To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)    Each party’s obligations, agreements and waivers under this Section 9.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.

Notwithstanding anything to the contrary herein or in any other Loan Document, this Section 9.13 will not, with respect to any Erroneous Payment, increase or otherwise alter the Loan Parties’ obligations or liabilities under the Loan Documents.

9.14	Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and any lead arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and any lead arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any lead arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE X

CONTINUING GUARANTY

10.01	Guaranty.

Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as Primary Obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Secured Obligations (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that (a) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor and (b) the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law or other applicable Law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any Debtor under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive, absent manifest error, for the purpose of establishing the amount of the Secured Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Secured Obligations or any instrument or agreement evidencing any Secured Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Secured Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing (other than the defense of payment and performance in full).

10.02	Rights of Lenders.

Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Secured Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Secured Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Secured Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

10.03	Certain Waivers.

Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Secured Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by applicable law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties (other than the defense of payment and performance in full). Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Secured Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Secured Obligations. Notwithstanding the foregoing, nothing herein shall be deemed to waive any defense arising solely from the gross negligence, willful misconduct, or bad faith of the Administrative Agent or any Lender as determined by a final, non-appealable judgement of a court of competent jurisdiction.

10.04	Obligations Independent.

The obligations of each Guarantor hereunder are those of Primary Obligor, and not merely as surety, and are independent of the Secured Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05	Subrogation.

No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Secured Obligations and any amounts payable under this Guaranty have been paid in cash and performed in full (other than contingent indemnification obligations) and the Commitments and the Facilities are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Secured Obligations, whether matured or unmatured.

10.06	Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Secured Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Secured Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

10.07	Stay of Acceleration.

If acceleration of the time for payment of any of the Secured Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Secured Parties.

10.08	Condition of the Borrower.

Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

10.09	Appointment of the Borrower.

Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, L/C Issuer or a Lender to the Borrower shall be deemed delivered to each Loan Party and (c) the Administrative Agent, L/C Issuer or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.

10.10	Right of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law.

10.11	Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this ARTICLE X voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.11 shall remain in full force and effect until the Secured Obligations have been paid in cash and performed in full (other than contingent indemnification obligations). Each Loan Party intends this Section 10.11 to constitute, and this Section 10.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE XI

MISCELLANEOUS

11.01	Amendments, Etc.

Except as provided in Sections 2.16, 2.17 or 3.02(b), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower and any other applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)    waive any condition set forth in Section 4.01;

(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 4.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(d)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, or, except as described in clause (ii) of the following proviso, change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any affirmative, negative or financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)    change (i) Section 8.03 or Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby, or the order or priority of payments required thereby, in each case without the written consent of each Lender or (ii) Section 2.12(f) in a manner that would alter the pro rata application required thereby without the written consent of each Lender directly affected thereby;

(f)    change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)    release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender except to the extent such release is permitted under the terms of this Agreement or the Collateral Documents and is made by the Administrative Agent in accordance therewith;

(h)    release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(i)    release the Borrower or permit the Borrower to assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the consent of each Lender; or

(j)    subordinates the Liens of the Secured Parties in all or substantially all of the Collateral to the Liens of any other creditor of the Loan Parties, or subordinates principal payments of any of the Obligations to the payment of any other Indebtedness of the Loan Parties, in each case, without the written consent of each Lender;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, (A) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (1) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (2) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (B) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (C) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding anything to the contrary herein, (a) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement, and (b) the Administrative Agent and the Borrower may amend or modify this Agreement and any other Loan Document to (i) to cure any ambiguity, omission, mistake, defect or inconsistency therein or (ii) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Loan Parties.

Notwithstanding anything to the contrary herein, the Administrative Agent may, with the prior written consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

11.02	Notices; Effectiveness; Electronic Communications.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Borrower or any other Loan Party, the Administrative Agent, the Swingline Lender or the L/C Issuer, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 1.01(a); and

(ii)    if to any other Lender, to the address, fax number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Administrative Agent, the Lenders, the Swingline Lender and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender, the Swingline Lender or the L/C Issuer pursuant to ARTICLE II if such Lender, Swingline Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swingline Lender, the L/C Issuer or the Loan Parties may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any other Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent solely resulting from the gross negligence, willful misconduct or bad faith of such Agent Party (as determined by a court of competent jurisdiction in a final, non-appealable judgement). For the avoidance of doubt, any delivery of notices or Borrower Materials via the Platform shall be deemed effective upon the Borrower’s upload and submission thereof.

(d)    Change of Address, Etc. Each of the Loan Parties, the Administrative Agent, the Swingline Lender and the L/C Issuer may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the Loan Parties, the Administrative Agent, the Swingline Lender and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act in good faith upon any notices (including, without limitation, telephonic or electronic notices, Loan Notices, Letter of Credit Applications, Notice of Loan Prepayment and Swingline Loan Notices) reasonably believed by such Person to have been given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall jointly and severally indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party except to the extent such losses, costs, expenses or liabilities solely result from gross negligence, bad faith, or willful misconduct of such Person or any of its Related Parties. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording; provided that such recordings shall only be used for purposes of verifying communications relating to the Loan Documents and shall not be disclosed except as required by applicable Law or regulation.

11.03	No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04	Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including (x) the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent and (y) all reasonable expenses relating to the Platform), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all reasonable and documented fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) directly arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence, Release or threat of Release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries or any third-party property for which any Loan Party or Subsidiary is allegedly liable, or any Environmental Liability, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses in each case except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnitee’s gross negligence, bad faith or willful misconduct, (ii) the material breach in bad faith by such Indemnitee of its express material obligations under this Agreement pursuant to a claim initiated by the Borrower or (iii) any dispute solely among Indemnitees (not arising as a result of any act or omission by the Borrower or any of its subsidiaries or affiliates); provided that the Arrangers, Swingline Lender, L/C Issuer, the Administrative Agent and the Lenders and any Person in its capacity or in fulfilling its role as an administrative agent, syndication agent, arranger or any similar role contemplated hereby shall remain indemnified in such capacities. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)    Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to pay any amount required under subsection (a) or (b) of this Section 11.04 to be paid by any of them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Swingline Lender or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Swingline Lender or the L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent solely arising from the gross negligence or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final, non-appealable judgement).

(e)    Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor.

(f)    Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the Swingline Lender and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05	Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred; and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06	Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder (including, in each case, by way of an LLC Division) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 11.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment(s) and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section 11.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of any assignment in respect of the Revolving Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans and/or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 11.06 and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof; and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Facilities;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)    the consent of the L/C Issuer and the Swingline Lender shall be required for any assignment in respect of the Revolving Facility.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Loan Parties or any of the Loan Parties’ Affiliates, Subsidiaries, or equity holders, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its own expense), shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.06.

(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 11.06(c) shall be construed so that the Loans and Commitments are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and Section 5f.103-1(c) of the United States Treasury Regulations.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participations.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.06; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note or Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)    Resignation as L/C Issuer or Swingline Lender After Assignment. Notwithstanding anything to the contrary contained herein, if at any time M&T assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, M&T may, (i) upon thirty (30) days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as L/C Issuer or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of M&T as L/C Issuer or Swingline Lender, as the case may be. If M&T resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If M&T resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to M&T to effectively assume the obligations of M&T with respect to such Letters of Credit.

11.07	Treatment of Certain Information; Confidentiality.

(a)    Treatment of Certain Information. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 11.01 or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (B) the provider of any Platform or other electronic delivery service used by the Administrative Agent, the Swingline Lender and/or the L/C Issuer to deliver Borrower Materials or notices to the Lenders or (C) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, or (viii) with the consent of the Borrower or to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 11.07 or (2) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section 11.07, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery, or promptly thereafter, as confidential, whether in written, electronic, or oral form. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

(b)    Non-Public Information. Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (i) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

(c)    Press Releases. The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Administrative Agent, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.

(d)    Customary Advertising Material. The Administrative Agent and any Lender shall, at their own expense, be entitled to place a “tombstone” advertisement in various publications subject to the Borrower’s prior approval of the contents of such advertisement, which approval shall not be unreasonably conditioned, withheld or delayed. The Borrower acknowledges and agrees to the disclosure by the Administrative Agent and any Lender after the Closing Date of information relating to the Facilities to Gold Sheets, and other similar bank trade publications, with such information to consist of deal terms consisting of (i) the Borrower’s name, (ii) principal loan amounts, (iii) interest rate, (iv) term length, (v) commitment fees and other fees to the lenders in the syndicate, (vi) the identity of their attorneys and (vii) other information customarily found in such publications.

11.08	Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, the L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section 11.07 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09	Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest only to the extent such characterization is reasonable and consistent with applicable Law, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10	Counterparts; Integration; Effectiveness.

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

11.11	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect only as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12	Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, Swingline Lender or the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13	Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b)    such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)    such assignment does not conflict with applicable Law; and

(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14	GOVERNING LAW; JURISDICTION; ETC.

(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION TO THE EXTENT NECESSARY TO ENFORCE THEIR SECURITY INTERESTS IN THE COLLATERAL.

(c)    WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 11.14. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15	WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16	Subordination.

Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under this Guaranty, to the payment in full of all Obligations (other than contingent indemnification obligations). If the Secured Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Secured Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement. Without limitation of the foregoing, so long as no Event of Default has occurred (inclusive of any grace or cure period) and is continuing, the Loan Parties may make and receive payments with respect to intercompany Indebtedness permitted pursuant to Section 7.12(c); provided that in the event that any Loan Party receives any payment of any intercompany Indebtedness at a time when such payment is prohibited by this Section 11.16, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.

11.17	No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and any Affiliate thereof, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and, as applicable, its Affiliates (including the Arrangers) and the Lenders and their Affiliates (collectively, solely for purposes of this Section 11.17, the “Lenders”), on the other hand, (ii) the Borrower and the other Loan Parties have consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent and its Affiliates (including the Arrangers) and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent, any of its Affiliates (including the Arrangers) nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and its Affiliates (including the Arrangers) and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any of its Affiliates (including the Arrangers) nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by applicable Law, the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any of its Affiliates (including the Arrangers) or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

11.18	Electronic Execution.

The words “delivery”, “execute”, “execution”, “signed”, “signature” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart. The parties hereto consent to the use of electronic signatures and records with respect to this Agreement and the other Loan Documents.

11.19	USA PATRIOT Act; Beneficial Ownership.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information (including, without limitation, a Beneficial Ownership Certification) that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the USA PATRIOT Act, and the Beneficial Ownership Regulation.

11.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

11.21	Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

11.22	Judgement Currency.

If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase the Original Currency with the Second Currency at the Spot Rate on the date two (2) Business Days preceding that on which judgment is given. The Borrower agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, the Borrower agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss (calculated using commercially reasonable procedures). The term “rate of exchange” in this Section 11.22 means the Spot Rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

TRANSCAT, INC.

By: /s/ Thomas L. Barbato

Name: Thomas L. Barbato

Title: Chief Financial Officer

GUARANTORS:

AXIOM TEST EQUIPMENT, LLC

By: /s/ Thomas L. Barbato

Name: Thomas L. Barbato

Title: Manager

BECNEL RENTAL TOOLS, LLC

By: /s/ Thomas L. Barbato

Name: Thomas L. Barbato

Title: Manager

MARTIN CALIBRATION LLC

By: /s/ Thomas L. Barbato

Name: Thomas L. Barbato

Title: Manager

MANUFACTURERS AND TRADERS TRUST COMPANY,

as Administrative Agent

By: /s/ Nicholas Synan

Name: Nicholas Synan

Title: Vice President

MANUFACTURERS AND TRADERS TRUST COMPANY,

as a Lender, Swingline Lender and L/C Issuer

By: /s/ Nicholas Synan

Name: Nicholas Synan

Title: Vice President

LENDERS:

WELLS FARGO BANK, N.A.,

as a Lender

By: /s/ Philip Pettinella

Name: Philip Pettinella

Title: Executive Director

BANK OF AMERICA, N.A.,

as a Lender

By: /s/ Matt Smith

Name: Matt Smith

Title: Senior Vice President

Email: matthewsmith@bofa.comSchedule 1.01(b)

Initial Commitments and Applicable Percentages

Lender	Revolving Commitment	Ratable Share
Manufacturers and Traders Trust Company	$75,000,000	50.000000000%
Wells Fargo Bank, N.A.	$55,000,000	36.666666667%
Bank of America, N.A.	$20,000,000	13.333333333%
Total	$150,000,000.00	100%